Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-261596
and 333-261596-01 through 333-261596-22
PROSPECTUS

$400,000,000
The Scotts Miracle-Gro Company

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Offer to exchange

up to $400 million aggregate principal amount of outstanding unregistered 4.375% Senior Notes due 2032 for
an equal principal amount of 4.375% Senior Notes due 2032 which have been registered under the Securities Act of 1933, as amended
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The Scotts Miracle-Gro Company hereby offers, upon the terms and subject to the conditions set forth in this prospectus, to exchange any and all of its outstanding unregistered 4.375% Senior Notes due 2032(the “original notes”) for an equal principal amount of its registered 4.375% Senior Notes due 2032 (the “exchange notes”). The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the original notes. The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our subsidiaries that have guaranteed the original notes.

Material Terms of the Exchange Offer:
•The exchange offer will expire at 11:59 p.m., New York City time, on January 20, 2022, unless extended (the “expiration time”).
•Upon consummation of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the exchange notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).
•You may withdraw tenders of original notes at any time prior to the expiration time.
•The exchange offer is subject to certain customary conditions described in this prospectus, but is not conditioned upon the tender of any minimum principal amount of original notes.
•The exchange of your original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.
•We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.
•The exchange notes will be a new issue of securities for which no public market currently exists. We do not intend to list the exchange notes on any national securities exchange or seek their quotation on any automated quotation system.
•See “The Exchange Offer” beginning on page 33 of this prospectus for information on how to exchange your original notes for exchange notes.
•Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for the one-year period following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
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See “Risk Factors” beginning on page 8 of this prospectus for a description of risks that you should consider in determining whether to participate in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2021.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or represent anything about us, our financial results or this offering that is not contained or incorporated by reference in this prospectus. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state or other jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate on any date other than the date set forth on the front of this prospectus or the date of the document incorporated by reference, even though this prospectus may be delivered or securities may be sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.
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This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. In order to ensure timely delivery of this information, you must request the information no later than five business days before the date on which the exchange offer expires. Therefore, you must request the information on or before January 12, 2022. You may make such a request by contacting us at:

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
Attention: Treasurer
(937) 644-0011
treasury.department@scotts.com
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i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain or incorporate by reference certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “strategy,” “envision,” “target,” “goal,” “project,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “upcoming,” “guidance,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. In addition, all statements that address future operating, financial or business performance, liquidity, cash flows, strategies or initiatives, targets, prospects, future efficiencies or savings, anticipated costs or charges, future capitalization, anticipated impacts of recent or pending investments or transactions and statements expressing general views about future results or brand health are forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.

Forward-looking statements are not guarantees of future performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult or impossible to predict accurately, many of which are beyond our control, and may cause our actual results and future events to differ materially from those expressed in or implied by the forward-looking statements. We cannot assure you that we will achieve any of our expectations, estimates or projections and you should not place undue reliance on forward-looking statements.

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. See “Where You Can Find More Information.”

Numerous factors may cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation, those factors described under the “Risk Factors” section of this prospectus and under similar headings in our periodic reports filed with the SEC, which are incorporated by reference into this prospectus. Such factors include, but are not limited to, the following:

•    The effects of the ongoing coronavirus (COVID-19) pandemic and any possible recurrence of other similar types of pandemics, or any other widespread public health emergencies, could have a material adverse effect on our business, results of operations, financial condition and/or cash flows;

•    If we underestimate or overestimate demand for our products and do not maintain appropriate inventory levels, our net sales and/or working capital could be negatively impacted;

•    If we are unable to effectively execute our e-commerce business, our reputation and operating results may be harmed;

•    We may not successfully develop new product lines and products or improve existing product lines and products;

•    Our marketing activities may not be successful;

•    The highly competitive nature of our markets could adversely affect our ability to maintain or grow revenues;

•    Because of the concentration of our sales to a small number of retail customers, the loss of one or more of, or a significant reduction in orders from, our top customers could adversely affect our financial results;

•    Our manufacturing operations, including our reliance on third-party manufacturers, could harm our business;

•    Our business is subject to risks associated with sourcing and manufacturing outside of the U.S. and risks from tariffs and/or international trade wars;

•    Our reliance on a limited base of suppliers may result in disruptions to our business and adversely affect our financial results;

•    A significant interruption in the operation of our or our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings;

•    Disruptions to transportation channels that we use to distribute our products may adversely affect our margins and profitability;

•    Our business could be negatively impacted by corporate citizenship and ESG matters and/or our reporting of such matters;

•    Certain of our products may be purchased for use in new and emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions;

•    Our operations may be impaired if our information technology systems fail to perform adequately or if we are the subject of a data breach or cyber attack;

•    Climate change and unfavorable weather conditions could adversely impact financial results;

•    Disruptions in availability or increases in the prices of raw materials or fuel could adversely affect our results of operations;

•    Our international operations make us susceptible to the costs and risks associated with operating internationally;

•    In the event the Third Restated Agreement for Monsanto’s consumer Roundup® products terminates or Monsanto’s consumer Roundup® business materially declines, we would lose a substantial source of future earnings and overhead expense absorption;

•    We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business;

•    Our success depends upon the retention and availability of key personnel and the effective succession of senior management;

•    We are involved in a number of legal proceedings and, while we cannot predict the outcomes of such proceedings and other contingencies with certainty, some of these outcomes could adversely affect our business, financial condition, results of operations and cash flows;

•    Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations;

•    A failure to dispose of assets or businesses in a timely manner may cause the results of the Company to suffer;

•    Our lending activities may adversely impact our business and results of operations;

•    Our indebtedness could limit our flexibility and adversely affect our financial condition;

•    Changes in credit ratings issued by nationally recognized statistical rating organizations (NRSROs) could adversely affect our cost of financing and the market price of our 2026 Notes, 2029 Notes, 2031 Notes and 2032 Notes (as each term is defined in the “Risk Factors – Our indebtedness could limit our flexibility and adversely affect our financial condition” section of this Prospectus);

•    Uncertainty regarding the LIBOR replacement process and expected discontinuance of LIBOR may adversely impact our current or future debt obligations, including under our credit facility and certain hedging arrangements;

•    Our hedging arrangements expose us to certain counterparty risks;

•    Our postretirement-related costs and funding requirements could increase as a result of volatility in the financial markets, changes in interest rates and actuarial assumptions;

•    Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase our costs of doing business or limit our ability to market all of our products;

•    Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows;

•    Hagedorn Partnership, L.P. beneficially owns approximately 26% of our common shares and can significantly influence decisions that require the approval of shareholders; and

•    While we have, over the past few years, increased the rate of cash dividends on, and engaged in repurchases of, our common shares, any future decisions to reduce or discontinue paying cash dividends to our shareholders or repurchasing our common shares pursuant to our previously announced repurchase program could cause the market price for our common shares to decline.

The factors identified in this section are not intended to represent a complete list of all factors that may adversely affect our financial condition, liquidity, results of operations, cash flows, plans, objectives, strategies, targets, prospects and business. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our financial condition, liquidity, results of operations, cash flows, plans, objectives, strategies, targets, prospects and business, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. This discussion is provided as permitted by the Reform Act, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section. We do not endorse any projections regarding future performance that may be made by third parties.

SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus, and may not contain all of the information that is important to you. You should read this prospectus in its entirety, including the information set forth under “Risk Factors” and the documents incorporated by reference in this prospectus, before making any investment decision. Unless this prospectus otherwise indicates or the context otherwise requires, the terms the “Company,” “we,” “our” and “us” refer to The Scotts Miracle-Gro Company and its subsidiaries.

The Company

We are a leading manufacturer and marketer of branded consumer products for lawn and garden products in North America. We are the exclusive agent of Monsanto Company (“Monsanto”) for the marketing and distribution of certain of Monsanto’s consumer Roundup® branded products within the U.S. and certain other specified countries. Through our Hawthorne segment, we are the leading manufacturer, marketer and distributor of lighting, nutrients, growing media, growing environments and hardware products for indoor and hydroponic gardening. Our common shares are traded on the New York Stock Exchange under the symbol “SMG.”

We trace our heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868. In the mid-1900s, we became widely known for the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry—consumer lawn care. In the 1990s, we significantly expanded our product offering with three leading brands in the U.S. home lawn and garden industry. In fiscal 1995, through a merger with Stern’s Miracle-Gro Products, Inc., we acquired the Miracle-Gro brand, the industry leader in water-soluble garden plant foods. In fiscal 1999, we acquired the Ortho brand in the U.S. and obtained exclusive rights to market the consumer Roundup brand within the U.S. and other contractually specified countries, thereby adding industry-leading weed, pest and disease control products to our portfolio. Today, the Scotts, Turf Builder, Miracle-Gro, Ortho and Roundup brands make us one of the most widely recognized companies in the consumer lawn and garden industry in the U.S. Our Hawthorne segment is the leading manufacturer, marketer and distributor of indoor and hydroponic gardening products in North America.

We divide our business into three principal business segments:

•U.S. Consumer. U.S. Consumer consists of our consumer lawn and garden business located in the U.S.

•Hawthorne. Hawthorne consists of our indoor and hydroponic gardening business, excluding AeroGrow International, Inc.

•Other. Other primarily consists of our consumer lawn and garden businesses outside the U.S.

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference in this prospectus. See “Incorporation by Reference.”

Our principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number is (937) 644-0011. We maintain websites at www.scotts.com and www.scottsmiraclegro.com where general information about us is available. The information on our websites is not a part of this prospectus or any applicable prospectus supplement.

The Exchange Offer

The following is a summary of the principal terms of the exchange offer. See “The Exchange Offer” section of this prospectus for a more detailed description of the terms of the exchange offer. Unless otherwise provided in this prospectus, as used in this prospectus, the term “notes” refers collectively to the original notes and the exchange notes, the term “indenture” refers to the indenture, dated as of August 13, 2021, which governs both the original notes and the exchange notes, and the term “registration rights agreement” refers to the registration rights agreement, dated as of August 13, 2021, that we entered into with the initial purchasers of the original notes. We are also conducting an exchange offer for our 4.000% senior notes due 2031 (the “2031 Notes”) at or about the same time as we are conducting this exchange offer for the original notes.

Original Notes	On August 13, 2021, we issued and sold $400 million aggregate principal amount of the original notes to the initial purchasers in a private placement transaction that was exempt from the registration requirements of the Securities Act.

In connection with the private placement, we entered into a registration rights agreement with the initial purchasers of the original notes, pursuant to which we agreed to exchange the original notes for exchange notes which we agreed to register under the Securities Act, and we also granted holders of the original notes rights under certain circumstances to have resales of their original notes registered under the Securities Act. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

We issued the original notes under an indenture among us, the subsidiary guarantors and U.S. Bank National Association, as trustee. The exchange notes will be issued under the same indenture and entitled to the benefits of the indenture. The exchange notes will evidence the same debt as the original notes. The original notes and the exchange notes will be treated as a single class of debt securities under the indenture.

The issuance of the original notes is represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Participants in DTC’s system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the original notes is limited to DTC participants or persons who hold their interests through DTC participants.

The Exchange Offer	We are offering to exchange up to $400 million aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for an equal principal amount of the original notes that are validly tendered and accepted in the exchange offer. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes.

If all outstanding original notes are tendered for exchange, there will be $400 million principal amount of 4.375% Senior Notes due 2032 (that have been registered under the Securities Act) outstanding after this exchange offer.

Expiration Time	The exchange offer will expire at 11:59 p.m., New York City time, on January 20, 2022, unless extended, in which case the expiration time will be the latest date and time to which we extend the exchange offer. See “The Exchange Offer—Expiration Time; Extensions; Amendments.”

Accrued Interest on Original Notes and Exchange Notes	Exchanging original notes for exchange notes will not affect the amount of interest a holder will receive. The exchange notes will accrue interest from and including their date of issuance at the same rate (4.375% per annum) and on the same terms as the original notes. Interest will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2022.

When the first interest payment is made with regard to the exchange notes, we will also pay interest on the original notes that are exchanged, from the date they were issued or the most recent interest date on which interest has been paid (if applicable) to, but not including, the day the exchange notes are issued. Interest on the original notes that are exchanged will cease to accrue on the day prior to the date on which the exchange notes are issued.

Procedures for Tendering Original Notes	To exchange your original notes for exchange notes, you must validly tender and not validly withdraw your original notes at or before the expiration time. If you are a participant in DTC’s system, you may tender your original notes through book-entry transfer in accordance with DTC’s Automated Tender Offer Program, known as ATOP. If you wish to participate in the exchange offer, you must, at or prior to the expiration time:

•complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained therein, and deliver the letter of transmittal, together with your original notes and any other documents required by the letter of transmittal, to the exchange agent at the address set forth under “The Exchange Offer—Exchange Agent”; or

•if your original notes are tendered pursuant to the procedures for book-entry transfer, arrange for DTC to (i) transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, (ii) transfer your original notes into the exchange agent’s account at DTC and (iii) send the exchange agent confirmation of such book-entry transfer.

You may tender your original notes in whole or in part. However, if you tender less than all of your original notes, you may tender your original notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “The Exchange Offer— Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and:

•certificates for your original notes are not immediately available;
•the letter of transmittal, your original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or
•the procedures for book-entry transfer cannot be completed at or prior to the expiration time,

you may tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must either (i) make appropriate arrangements to register ownership of the original notes in your name or (ii) obtain a properly completed bond power from the registered holder of the original notes before completing, signing and delivering the letter of transmittal, together with your original notes and any other required documents, to the exchange agent. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Withdrawal of Tenders	You may withdraw your tender of original notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in accordance with the procedures described under “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes. We reserve the right to amend or terminate the exchange offer at any time prior to the expiration time if any condition to the exchange offer is not satisfied. See “The Exchange Offer—Conditions to the Exchange Offer.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to satisfaction or waiver of the conditions to the exchange offer, promptly following the expiration time, we will accept any and all original notes that are validly tendered and not validly withdrawn and will issue the exchange notes. See “The Exchange Offer—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•you acquire the exchange notes in the ordinary course of your business;

•you have no arrangement or understanding with any person to participate, you are not participating, and you do not intend to participate, in the distribution of the exchange notes (within the meaning of the Securities Act);

•you are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of ours;
•you are not tendering original notes that have, or that are reasonably likely to have, the status of an unsold allotment of the initial placement of the original notes; and

•if you are a broker-dealer, (i) you receive the exchange notes for your own account, (ii) you acquired the original notes as a result of market-making activities or other trading activities and (iii) you deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

If you do not meet these requirements, you may not participate in the exchange offer, and any sale or transfer of your original notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC contained in several no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability. See “The Exchange Offer—Resales of the Exchange Notes.”

Broker-Dealer Prospectus Delivery Requirements	Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Your Original Notes	If you do not exchange your original notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer set forth in the indenture and the legend on the original notes. In general, the original notes may not be offered, resold or otherwise transferred unless they are registered under the Securities Act or offered or sold under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. If a substantial amount of the original notes is tendered and accepted for exchange, the liquidity and trading market for the original notes that you continue to own may be significantly limited. See “The Exchange Offer—Consequences of Failure to Exchange Original Notes.”

Registration Rights Agreement	We are making the exchange offer to satisfy our obligations under the registration rights agreement. After the exchange offer is consummated, except in limited circumstances, you will no longer be entitled to any exchange or registration rights with respect to any original notes that you continue to own.

Certain U.S. Federal Income Tax Consequences	The exchange of your original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Dissenters’ Rights	Holders do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent for the exchange offer. See “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will receive no proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

The Exchange Notes

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. This summary describes the principal terms of the exchange notes, certain of which are subject to important limitations and exceptions. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Notes.” In this section of the prospectus, unless otherwise indicated or required by the context, the terms “we,” “our,” “us,” the “Company,” and “Scotts” refer only to The Scotts Miracle-Gro Company and not any subsidiaries of The Scotts Miracle-Gro Company.

Issuer	The Scotts Miracle-Gro Company.

Notes Offered	$400 million aggregate principal amount of 4.375% Senior Notes due 2032 (the “exchange notes”).

Maturity	February 1, 2032.

Interest	The exchange notes will bear interest at a rate of 4.375% per annum. Interest on the exchange notes will be payable semi-annually in cash in arrears on each February 1 and August 1, commencing on February 1, 2022.

Optional Redemption	At any time prior to August 1, 2024, we may on one or more occasions redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price, plus accrued and unpaid interest to the date of redemption, as set forth under “Description of Notes—Optional Redemption.”

At any time prior to August 1, 2026, we may redeem the notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest to the date of redemption, as set forth under “Description of Notes—Optional Redemption.” On and after August 1, 2026, we may redeem the notes, in whole or in part, at the applicable redemption prices plus accrued and unpaid interest to the date of redemption, as set forth under “Description of Notes—Optional Redemption.”

Change of Control	If we experience specific kinds of changes of control and we have not previously exercised our right to redeem all of the outstanding notes as described under “Description of Notes—Optional Redemption,” we will be required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase, as set forth under “Description of Notes—Change of Control.”

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our subsidiaries that have guaranteed the original notes. Our non-guarantor subsidiaries generated 8.5% of our consolidated net sales and 0.5% of our consolidated net income for the fiscal year ended September 30, 2021 and accounted for 10.0% of our consolidated assets and 3.6% of our consolidated liabilities as of September 30, 2021.

Ranking	The exchange notes and the guarantees of the exchange notes will be our and our subsidiary guarantors’ unsecured senior obligations and will: (i) rank equally in right of payment with all our and our subsidiary guarantors’ existing and future senior indebtedness; (ii) rank senior in right of payment to all our and our subsidiary guarantors’ existing and future subordinated indebtedness; and (iii) be effectively subordinated to all our and our subsidiary guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including our fifth amended and restated senior secured credit agreement dated July 5, 2018 (the “senior secured credit agreement”). The senior secured credit agreement provides us and certain of our subsidiaries with five-year senior secured loan facilities in the aggregate principal amount of $2.3 billion, comprised of a revolving credit facility of $1.5 billion (the “senior secured revolving credit facility”) and a term loan in the original principal amount of $800 million. The exchange notes will be structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the exchange notes.

Certain Covenants	The indenture governing the notes includes, among other things, covenants that restrict our ability and the ability of our restricted subsidiaries to:

•incur additional indebtedness and issue certain preferred shares;
•make certain investments;
•sell certain assets;
•agree to restrictions on the ability of our restricted subsidiaries to make payments to us;
•create liens and enter into sale-leaseback transactions;
•merge, consolidate or sell substantially all of our assets; and
•enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Certain Covenants.”

If the notes receive an investment grade rating by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing, then our obligation to comply with certain of these covenants will be suspended. See “Description of Notes—Certain Covenants.”

Absence of an Established Trading Market	The exchange notes will be a new class of securities for which no public market currently exists. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. We cannot assure you that any active or liquid market for the exchange notes will develop or be maintained.

Book-Entry Form	The exchange notes will be issued in book-entry form and will be represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, DTC, as depositary. Beneficial interests in the exchange notes will be shown on, and transfers of the exchange notes will be effected only through, records maintained in book-entry form by DTC and its participants.

Trustee	U.S. Bank National Association

Risk Factors	You should carefully consider all of the information contained and incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. See “Risk Factors” for a discussion of certain risks you should consider in making your investment decision.

RISK FACTORS

An investment in the notes involves material risks. You should carefully consider the risks described below, as well as the other information contained in this prospectus or incorporated by reference in this prospectus, before deciding whether to participate in the exchange offer. The occurrence of any of the following risks could materially adversely affect our business, financial condition, prospects, results of operations and cash flows, which in turn could adversely affect our ability to repay the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, prospects, results of operations and cash flows. Any of these risks could cause actual results to differ materially from those indicated by forward-looking statements made in this prospectus and presented elsewhere by management from time to time.

Risks Related to Our Business

The effects of the ongoing coronavirus (COVID-19) pandemic and any possible recurrence of other similar types of pandemics, or any other widespread public health emergencies, could have a material adverse effect on our business, results of operations, financial condition and/or cash flows.

The World Health Organization recognized COVID-19 as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. Public health responses have included national pandemic preparedness and response plans, travel restrictions, quarantines, curfews, event postponements and cancellations and closures of facilities including local schools and businesses. There have been increases in COVID-19 cases in many areas caused by a combination of the potentially more contagious “Delta” variant of the virus, as well as vaccine hesitancy and low vaccination rates in many areas of the U.S. This development increases the possibility of further shutdowns, production delays, staffing and resource challenges which could materially harm our financial condition and results of operations. The global pandemic and actions taken to contain COVID-19 have disrupted the global economy and financial markets.

We have actively addressed the pandemic’s ongoing impact on our employees, operations, customers, consumers, and communities, by, among other things, implementing contingency plans, making operational adjustments where necessary, and providing assistance to organizations that support front-line workers. The first priority of our pandemic response has been and remains the health, safety and well-being of our employees. Many of our employees continue to work from home. In those instances where our employees cannot perform their work at home, we have implemented additional health and safety measures and social distancing protocols, consistent with government recommendations and/or requirements, to help to ensure their safety. In addition, we implemented an interim premium pay allowance for certain associates in our field sales force and our manufacturing or distribution centers. While we believe that these efforts should enable us to maintain our operations during the COVID-19 pandemic, we can provide no assurance that we will be able to do so as a result of the unpredictability of the ultimate impact of the COVID-19 pandemic, including the responses of local, state, federal and foreign governmental authorities to the pandemic.

The extent to which the COVID-19 pandemic will ultimately impact our business, results of operations, financial condition and cash flows depends on future developments that are highly uncertain, rapidly evolving and difficult to predict at this time, including:

•    the duration, spread and intensity of the pandemic;

•    the availability, usage and effectiveness of vaccines or alternative treatments;

•    the ability of our suppliers, contract manufacturers, contractors and third-party logistics providers to meet their obligations to us (including supplying us with essential raw materials, components and finished products, or shipping finished goods to customers) on a timely basis and at previously anticipated costs without significant disruption, and our ability to identify alternative sources of materials and services, if necessary;

•    our ability to continue to meet our customers’ needs in the event of the suspension or interruption of essential elements of our manufacturing and supply arrangements and activities such as the continued availability of raw materials, transportation, labor and production capacity and at previously anticipated costs;

•    the effect of the COVID-19 pandemic on our customers (including retailers and distributors), including their ability to remain open, continue to sell our products, pay for the products purchased from us on a timely basis or at all and collect payment from their customers;

•    the impact of the COVID-19 pandemic on the financial and credit markets and economic activity generally, including our ability to maintain compliance with financial covenants, access lending, capital markets, and other sources of liquidity when needed on reasonable terms or at all;

•    higher costs of labor, commodities, components, parts and accessories and/or transportation related costs;

•    employee attrition resulting from federal, state and local vaccine mandates; and

•    the demand for our products, which may be impacted by, among other things, the temporary inability of consumers to purchase our products due to illness, quarantine, travel restrictions or financial hardship, shifts in short- or long-term consumer behavior including moving from one or more of our more discretionary and profitable products to less profitable products, or stockpiling and similar pantry-loading activity that could negatively impact future demand.

Negative developments with respect to any of these items could have a material adverse effect on our business, results of operations, financial condition and/or cash flows.

If we underestimate or overestimate demand for our products and do not maintain appropriate inventory levels, our net sales and/or working capital could be negatively impacted.

Our ability to manage our inventory levels to meet our customers’ demand for our products is important for our business. Our production levels and inventory management goals for our products are based on estimates of demand, taking into account production capacity, timing of shipments, and inventory levels. If we overestimate or underestimate both channel and retail demand for any of our products during a given season, we may not maintain appropriate inventory levels, which could negatively impact our net sales, profit margins, net earnings, and/or working capital, hinder our ability to meet customer demand, result in loss of customers, or cause us to incur excess and obsolete inventory charges.

If we are unable to effectively execute our e-commerce business, our reputation and operating results may be harmed.

We sell certain of our products over the Internet through our online store and other e-commerce retail platforms, which represents a growing percentage of our overall net sales. The success of our e-commerce business depends on our investment in these platforms, consumer preferences and buying trends relating to e-commerce, and our ability to both maintain the continuous operation of our online store and our fulfillment operations that support both our own and retail e-commerce platforms. It is essential that these platforms provide a shopping experience that will generate orders and return visits to the respective platforms.

We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce business, including: changes in required technology interfaces; website downtime and other technical failures; costs and technical issues associated with website software, systems and technology investments and upgrades; data and system security; system failures, disruptions and breaches and the costs to address and remedy such failures, disruptions or breaches; computer viruses; and changes in and compliance with applicable federal and state regulations. In addition, our efforts to remain competitive with technology trends, including the use of new or improved technology, creative user interfaces and other e-commerce marketing tools such as paid search and mobile applications, among others, may increase our costs and may not increase sales or attract consumers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales of our e-commerce business, as well as damage our reputation and brands.

Additionally, the success of our e-commerce business and the satisfaction of our consumers depend on their timely receipt of our products. The efficient delivery of our products to our consumers requires that our distribution centers have adequate capacity to support the current level of e-commerce operations and any anticipated increased levels that may occur as a result of the growth of our e-commerce business. If we encounter difficulties with our distribution centers, or if any distribution centers shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in out of stock conditions in our online store, and we could incur significantly higher costs and longer lead times associated with distributing our products to our consumers and experience dissatisfaction from our consumers. Any of these issues could have a material adverse effect on our business and harm our reputation.

We may not successfully develop new product lines and products or improve existing product lines and products.

Our future success depends on creating and successfully competing in markets for our products including our ability to improve our existing product lines and products and to develop and manufacture new product lines and products to meet evolving consumer needs. We cannot provide any assurance that we will be successful in developing and manufacturing new product lines and products or product innovations that satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new product lines and products or product innovations in a timely manner. If we fail to successfully develop and manufacture new product lines and products or product innovations, our ability to maintain or grow our market share may be adversely affected, which could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new product lines and products and product innovations require substantial research and development expenditures, which we may be unable to recoup if such new product lines, products or innovations do not achieve market acceptance.

Many of the products we manufacture and market contain active ingredients that are subject to regulatory approval. The need to obtain such approval could delay the launch of new products or product innovations that contain active ingredients or otherwise prevent us from developing and manufacturing certain products and product innovations.

Our marketing activities may not be successful.

We invest substantial resources in advertising, consumer promotions and other marketing activities to maintain, extend and expand our brand image. There can be no assurances that our marketing strategies will be effective or that the amount we invest in advertising activities will result in a corresponding increase in sales of our products. If our marketing initiatives are not successful, including our ability to leverage new media such as digital media and social networks to reach existing and potential customers, we will have incurred significant expenses without the benefit of higher revenues.

The highly competitive nature of our markets could adversely affect our ability to maintain or grow revenues.

Each of our operating segments participates in markets that are highly competitive. Our products compete against national and regional products and private label products produced by various suppliers. Many of our competitors sell their products at prices lower than ours. Our most price sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen. We compete primarily on the basis of product innovation, product quality, product performance, value, brand strength, supply chain competency, field sales support, in-store sales support, the strength of our relationships with major retailers and advertising. Some of our competitors have significant financial resources. The strong competition that we face in all of our markets may prevent us from achieving our revenue goals, which may have a material adverse effect on our financial condition, results of operations and cash flows. Our inability to continue to develop and grow brands with leading market positions, maintain our relationships with key retailers and deliver high quality products on a reliable basis at competitive prices could have a material adverse effect on our business.

Because of the concentration of our sales to a small number of retail customers, the loss of one or more of, or a significant reduction in orders from, our top customers could adversely affect our financial results.

Our top two retail customers together accounted for 39% of our fiscal 2021 net sales and 42% of our outstanding accounts receivable as of September 30, 2021. The loss of, or reduction in orders from, our top two retail customers, Home Depot and Lowe’s, or any other major customer for any reason (including, for example, changes in a retailer’s strategy, claims or allegations that our products or products we market on behalf of third parties are unsafe, a decline in consumer demand, regulatory, legal or other external pressures or a change in marketing strategy) could have a material adverse effect on our business, financial condition, results of operations and cash flows, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from one of our major customers, or a significant deterioration in the financial condition of one of these customers, including a bankruptcy filing or a liquidation, could also have a material adverse effect on our financial condition, results of operations and cash flows.

We do not have long-term sales agreements with, or other contractual assurances as to future sales to, any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base, and as a result, we are significantly dependent upon sales to key retailers who have significant bargaining strength. To the extent such concentration continues to occur, our net sales and income from operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more of our key customers. In addition, our business may be negatively affected by changes in the policies of our retailers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions.

Our manufacturing operations, including our reliance on third-party manufacturers, could harm our business.

We may not be able to maintain or develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, design and product standards or production volumes required to successfully manufacture our products. Even if we are successful in maintaining and developing our manufacturing capabilities and processes, we may not be able to do so in time to satisfy the requirements of our customers.

We rely on third parties to manufacture certain products. This reliance generates a number of risks, including decreased control over the production and related processes, which could lead to production delays or interruptions and inferior product quality control. In addition, performance problems at these third-party manufacturers could lead to cost overruns, shortages or other problems, which could increase our costs of production or result in delivery shortages or delays to our customers.

In addition, if one or more of our third-party manufacturers becomes insolvent or unwilling to continue to manufacture products of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver products to our retail customers could be significantly impaired. Substitute manufacturers may not be available or, if available, may be unwilling or unable to manufacture the products we need on acceptable terms. Moreover, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current third-party manufacturers, or others, on commercially reasonable terms, or at all.

Our business is subject to risks associated with sourcing and manufacturing outside of the U.S. and risks from tariffs and/or international trade wars.

The Company imports many of its raw materials and finished goods from countries outside of the United States, including but not limited to China. Our import operations are subject to complex customs laws, regulations, tax requirements, and trade regulations, such as tariffs set by governments, either through mutual agreements or bilateral actions. Tariffs on goods imported into the U.S., particularly goods from China, have increased the cost of goods purchased by the Company. Additional tariffs could be imposed by the U.S. with relatively short notice to the Company. These governmental actions could have, and any similar future actions may have, a material adverse effect on our business, financial condition and results of operations. The overall effect of these risks is that our costs may increase, which in turn may result in lower profitability if we are unable to offset such increases through higher prices, and/or that we may suffer a decline in sales if our customers do not accept price increases.

Our reliance on a limited base of suppliers may result in disruptions to our business and adversely affect our financial results.

Although we continue to implement risk mitigation strategies for single-source suppliers, we also rely on a limited number of suppliers for certain of our raw materials, product components and other necessary supplies, including certain active ingredients used in our products. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.

A significant interruption in the operation of our or our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

Operations at our and our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. A significant interruption in the operation of our or our suppliers’ facilities, including as a result of COVID-19, could significantly impact our capacity to produce products and service our customers in a timely manner, which could have a material adverse effect on our revenues, earnings and financial position. This is especially true for those products that we manufacture at a limited number of facilities, such as our fertilizer and liquid products.

Disruptions to transportation channels that we use to distribute our products may adversely affect our margins and profitability.

We may experience disruptions to the transportation channels used to distribute our products, including increased congestion, a lack of transportation capacity, increased fuel expenses, import or export controls or delays, and labor disputes or shortages. Disruptions in our trucking capacity may result in reduced sales or increased costs, including the additional use of more expensive or less efficient alternatives to meet demand. Congestion can affect previously negotiated contracts with shipping companies, resulting in unexpected increases in shipping costs, reduction in our profitability or reduced sales. For example, the COVID-19 pandemic and resulting shifts in demand or changes in our extended supply chain has resulted in several disruptions and delays, as well as quantity limits and price increases, in our transportation channels.

Our business could be negatively impacted by corporate citizenship and ESG matters and/or our reporting of such matters.

There is an increasing focus from certain investors, customers, consumers, employees, and other stakeholders concerning corporate citizenship and sustainability matters. From time to time, we communicate certain initiatives, including goals, regarding environmental matters, responsible sourcing and social investments, including pursuant to our Corporate Responsibility Report. We could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could fail in fully and accurately reporting our progress on such initiatives and goals. In addition, we could be criticized for the scope of such initiatives or goals or perceived as not acting responsibly in connection with these matters. Our business could be negatively impacted by such matters. Any such matters, or related corporate citizenship and sustainability matters, could have a material adverse effect on our business.

Certain of our products may be purchased for use in new and emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions.

We sell products, including hydroponic gardening products, that end users may purchase for use in new and emerging industries or segments, including the growing of cannabis, that may not grow or achieve market acceptance in a manner that we can predict. The demand for these products depends on the uncertain growth of these industries or segments.

In addition, we sell products that end users may purchase for use in industries or segments, including the growing of cannabis, that are subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions. For example, certain countries and 36 U.S. states have adopted frameworks that authorize, regulate, and tax the cultivation, processing, sale, and use of cannabis for medicinal and/or non- medicinal use, while the U.S. Controlled Substances Act and the laws of other U.S. states prohibit growing cannabis.

Our gardening products, including our hydroponic gardening products, are multi-purpose products designed and intended for growing a wide range of plants and are generally purchased from retailers by end users who may grow any variety of plants, including cannabis. Although the demand for our products may be negatively impacted depending on how laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions develop, we cannot reasonably predict the nature of such developments or the effect, if any, that such developments could have on our business.

Our operations may be impaired if our information technology systems fail to perform adequately or if we are the subject of a data breach or cyber attack.

We rely on information technology systems in order to conduct business, including communicating with employees and our key retail customers, ordering and managing materials from suppliers, shipping products to retail customers and analyzing and reporting results of operations. While we have taken steps to ensure the security of our information technology systems, our systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. If our information technology systems are damaged or cease to function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our retail customers could be significantly impaired, which may adversely impact our business.

Additionally, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, suppliers and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or consumers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business and reputation. We also may not have the resources or technical sophistication to anticipate or prevent rapidly-evolving types of cyber attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Climate change and unfavorable weather conditions could adversely impact financial results.

Climate change continues to receive increasing global attention. The possible effects of climate change could include changes in rainfall patterns, water shortages, changing storm patterns and intensities, changing temperature levels and changes in legislation, regulation and international accords all of which could adversely impact our costs and business operations and the supply and demand for weather sensitive products such as fertilizer, garden soils and pesticide products. In addition, fluctuating climatic conditions may result in unpredictable modifications in the manner in which consumers garden or their attitudes towards gardening, making it more difficult for us to provide appropriate products to appropriate markets in time to meet consumer demand.

Because of the uncertainty of weather volatility related to climate change and any resulting unfavorable weather conditions, we cannot predict its potential impact on our financial condition, results of operations and cash flows.

Disruptions in availability or increases in the prices of raw materials or fuel could adversely affect our results of operations.

We source many of our commodities and other raw materials on a global basis. The general availability and price of those raw materials can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, changes in currency exchange rates and weather.

A significant disruption in the availability of any of our key raw materials could negatively impact our business. In addition, increases in the prices of key commodities and other raw materials could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our raw material costs. Our proprietary technologies can limit our ability to locate or utilize alternative inputs for certain products. For certain inputs, new sources of supply may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

We utilize hedge agreements periodically to fix the prices of a portion of our urea, resin and fuel needs. The hedge agreements are designed to mitigate the earnings and cash flow fluctuations associated with the costs of urea, resin and fuel. In periods of declining prices, utilizing these hedge agreements may effectively increase our expenditures for these raw materials.

Our international operations make us susceptible to the costs and risks associated with operating internationally.

We operate manufacturing, sales and service facilities outside of the United States, particularly in Canada, the Netherlands and China. Accordingly, we are subject to risks associated with operating in foreign countries, including:

•    fluctuations in currency exchange rates;

•    limitations on the remittance of dividends and other payments by foreign subsidiaries;

•    additional costs of compliance with local regulations;

•    historically, in certain countries, higher rates of inflation than in the United States;

•    changes in the economic conditions or consumer preferences or demand for our products in these markets;

•    restrictive actions by multinational governing bodies, foreign governments or subdivisions thereof;

•    changes in foreign labor laws and regulations affecting our ability to hire and retain employees;

•    changes in U.S. and foreign laws regarding trade and investment;

•    less robust protection of our intellectual property under foreign laws; and

•    difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

In the event the Third Restated Agreement for Monsanto’s consumer Roundup® products terminates or Monsanto’s consumer Roundup® business materially declines, we would lose a substantial source of future earnings and overhead expense absorption.

If we (i) become insolvent, (ii) commit a material breach, material fraud or material willful misconduct under the Third Restated Agreement, (iii) experience a change of control of the Company (subject to certain exceptions), or (iv) impermissibly assign our rights or delegate our obligations under the Third Restated Agreement, Monsanto may terminate the Third Restated Agreement without paying a termination fee to the Company, subject to certain terms and conditions as set forth in the applicable agreements. In addition, if Program EBIT (as defined in the Third Restated Agreement) falls below $50 million in any program year, Monsanto may terminate the Third Restated Agreement without paying a termination fee to the Company, subject to certain terms and conditions as set forth in the applicable agreements.

Monsanto may also terminate the Third Restated Agreement in the event of (a) a change of control of Monsanto or a sale of the Roundup® business effective at the end of the fifth full year after providing notice of termination, subject to certain terms and conditions as set forth in the applicable agreements, or (b) Monsanto’s decision to decommission the permits, licenses and registrations needed for, and the trademarks, trade names, packages, copyrights and designs used in, the sale of the Roundup® products in the lawn and garden market (a “Brand Decommissioning Event”), but, in each case, Monsanto would have to pay a termination fee to the Company.

If circumstances exist or otherwise develop that result in a material decline in Monsanto’s consumer Roundup® business, or in the event of Monsanto’s insolvency or bankruptcy, we would seek to mitigate the impact on us by exercising various rights and remedies under the Third Restated Agreement and applicable law. We cannot, however, provide any assurance that our exercise of such rights or remedies would produce the desired outcomes or that a material decline in Monsanto’s consumer Roundup® business would not have a material adverse effect on our business, financial condition or results of operations.

In the event that the Third Restated Agreement terminates or Monsanto’s consumer Roundup® business materially declines, we would lose all, or a substantial portion, of the significant source of earnings and overhead expense absorption the Third Restated Agreement provides.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, tradenames and other intellectual property rights we own or license, particularly our registered brand names and issued patents. We have not sought to register every one of our marks either in the United States or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered brand names and issued patents we hold. If we are unable to protect our intellectual property, proprietary information and/or brand names, we could suffer a material adverse effect on our business, financial condition and results of operations.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from providing certain products or services, or using certain of our recognized brand names, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon the retention and availability of key personnel and the effective succession of senior management.

Our success largely depends on the performance of our management team and other key personnel. Our future operations could be harmed if we are unable to attract and retain talented, highly qualified senior executives and other key personnel. In addition, if we are unable to effectively provide for the succession of senior management, including our chief executive officer, our business, prospects, results of operations, financial condition and cash flows may be materially adversely affected.

We are involved in a number of legal proceedings and, while we cannot predict the outcomes of such proceedings and other contingencies with certainty, some of these outcomes could adversely affect our business, financial condition, results of operations and cash flows.

We are involved in legal proceedings and are subject to investigations, inspections, audits, inquiries and similar actions by governmental authorities, arising in the course of our business. Legal proceedings, in general, can be expensive and disruptive. Some of these suits may purport or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts of damages, including punitive or exemplary damages, and may remain unresolved for several years. For example, product liability claims challenging the safety of our products or products we market on behalf of third parties may also result in a decline in sales for a particular product and could damage the reputation or the value of related brands, involve us in litigation and have a material adverse effect on our business.

From time to time, we are also involved in legal proceedings as a plaintiff involving contract, intellectual property and other matters. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, and the costs incurred in litigation can be substantial, regardless of the outcome. Substantial unanticipated verdicts, fines and rulings do sometimes occur. As a result, we could from time to time incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could negatively affect our operations and, depending on the nature of the allegations, could negatively impact our reputation or the reputation of products we market on behalf of third parties. Additionally, defending against these legal proceedings may involve significant expense and diversion of management’s attention and resources.

Risks Related to Our M&A, Lending and Financing Activities

Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Acquisitions are an important element of our overall corporate strategy and use of capital, and these transactions could be material to our financial condition and results of operations. We expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The process of integrating an acquired company, business, or product has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks include:

•    Diversion of management time and focus from operating our business to acquisition integration challenges.

•    Failure to successfully further develop the acquired business or product lines.

•    Implementation or remediation of controls, procedures and policies at the acquired company.

•    Integration of the acquired company’s accounting, human resources and other administrative systems, and coordination of product, engineering and sales and marketing functions.

•    Transition of operations, users and customers onto our existing platforms.

•    Reliance on the expertise of our strategic partners with respect to market development, sales, local regulatory compliance and other operational matters.

•    Failure to obtain required approvals on a timely basis, if at all, from governmental authorities, or conditions placed upon approval, under competition and antitrust laws which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition.

•    In the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

•    Cultural challenges associated with integrating employees from the acquired company into our organization, and retention of employees from the businesses we acquire.

•    Liability for or reputational harm from activities of the acquired company before the acquisition or from our strategic partners, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities.

•    Litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former shareholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments or strategic alliances could cause us to fail to realize the anticipated benefits of such acquisitions, investments or alliances, incur unanticipated liabilities, and harm our business generally.

Our acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm our financial condition or results of operations and cash flows. Also, the anticipated benefits of many of our acquisitions may not materialize.

A failure to dispose of assets or businesses in a timely manner may cause the results of the Company to suffer.

We evaluate as necessary the potential disposition of assets and businesses that may no longer help meet our objectives. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives. Alternatively, we may dispose of a business at a price or on terms that are less than we had anticipated. After reaching an agreement with a buyer for the disposition of a business, we are subject to the satisfaction of pre-closing conditions, which may prevent us from completing the transaction. Dispositions may also involve continued financial involvement in the divested business, such as through continuing equity ownership, guarantees, indemnities or other financial obligations. Under these arrangements, performance by the divested businesses or other conditions outside our control could affect future financial results.

Our lending activities may adversely impact our business and results of operations.

As part of our strategic initiatives, we have provided financing to buyers of certain business assets we have sold and to certain strategic partners. Our exposure to credit losses on these financing balances will depend on the financial condition of these counterparties as well as legal, regulatory and macroeconomic factors beyond our control, such as deteriorating conditions in the world economy or in the industries served by the borrowers and federal legalization of the cannabis market. While we monitor our exposure, there can be no guarantee we will be able to successfully mitigate all of these risks. Credit losses, if significant, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our indebtedness could limit our flexibility and adversely affect our financial condition.

As of September 30, 2021, we had $2,315.3 million of debt and $1,480.2 million in available borrowings under our credit facility. Our inability to meet restrictive financial and non-financial covenants associated with that debt, or to generate sufficient cash flow to repay maturing debt, could adversely affect our financial condition. For example, our debt level could:

•    make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•    make us more vulnerable to general adverse economic and industry conditions;

•    require us to dedicate a substantial portion of cash flows from operating activities to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, advertising, research and development efforts and other general corporate requirements;

•    limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•    limit our ability to borrow additional funds;

•    expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•    place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make payments on or to refinance our indebtedness, fund planned capital expenditures and acquisitions, pay dividends and make repurchases of our common shares will depend on our ability to generate cash in the future which, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operating activities or that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

In addition, our credit facility and the indentures governing our 5.250% Senior Notes due 2026 (the “2026 Notes”), our 4.500% Senior Notes due 2029 (the “2029 Notes”), our 4.000% Senior Notes due 2031 (the “2031 Notes”) and our 4.375% Senior Notes due 2032 (the “2032 Notes”) contain restrictive covenants and cross- default provisions. Our credit facility also requires us to maintain specified financial ratios. Our ability to comply with those covenants and satisfy those financial ratios can be affected by events beyond our control including prevailing economic, financial and industry conditions. A breach of any of those financial ratio covenants or other covenants could result in a default. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and could cease making further loans and institute foreclosure proceedings against our assets. We cannot provide any assurance that the holders of such indebtedness would waive a default or that we could pay the indebtedness in full if it were accelerated.

Subject to compliance with certain covenants under our credit facility and the indentures governing the 2026 Notes, the 2029 Notes, the 2031 Notes and the 2032 Notes, we may incur additional debt in the future. If we incur additional debt, the risks described above could intensify.

Changes in credit ratings issued by nationally recognized statistical rating organizations (NRSROs) could adversely affect our cost of financing and the market price of our 2026 Notes, 2029 Notes, 2031 Notes and 2032 Notes.

NRSROs rate the 2026 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes and the Company based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the NRSROs can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the 2026 Notes, the 2029 Notes, the 2031 Notes or the

2032 Notes or placing us on a watch list for possible future downgrading could increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of the 2026 Notes, the 2029 Notes, the 2031 Notes and the 2032 Notes.

Uncertainty regarding the LIBOR replacement process and expected discontinuance of LIBOR may adversely impact our current or future debt obligations, including under our credit facility and certain hedging arrangements.

Certain of our debt obligations and instruments, including our credit facility and certain hedging arrangements, use the London Interbank Offered Rate (“LIBOR”) as a reference rate for establishing the variable interest rate applicable to such debt obligations and instruments. On July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. However, for U.S. dollar LIBOR, the cessation date has been deferred to June 30, 2023 for the most commonly used tenors (overnight and one, three and six months). This extension to 2023 means that many legacy U.S. dollar LIBOR contracts would terminate before related LIBOR rates cease to be published. The Federal Reserve System, in conjunction with the Alternative Reference Rates Committee, has recommended the replacement of LIBOR with a new index, calculated by short-term repurchase agreements collateralized by U.S. Treasury securities, called the Secured Overnight Financing Rate (“SOFR”). At this time, it is not certain that SOFR will prevail as the primary LIBOR replacement.

If LIBOR ceases to exist, we may need to renegotiate our credit facility since it utilizes LIBOR as a reference rate in determining the applicable interest rate. Our credit facility specifies that if it is not possible to ascertain LIBOR or certain other circumstances exist, we will endeavor to establish with the agent an alternative rate of interest that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated credit facilities in the United States at such time, which alternative rate shall not be objected to by a majority of lenders under our credit facility within a specified period of time. If we are not able to agree on an alternative rate of interest under our credit facility, then our indebtedness under the credit facility will bear interest with reference to the alternate base rate.

We have also entered into LIBOR based interest rate swap agreements to manage our exposure to interest rate movements under certain of our variable-rate debt obligations Any replacement of LIBOR as the basis on which interest on our variable-rate debt and/or under our interest rate swaps is calculated may result in interest rates and/or payments that do not directly correlate over time with the interest rates and/or payments that would have been made on our obligations if LIBOR was available in its current form.

The potential effect of the replacement of LIBOR on our cost of capital cannot yet be determined.

Our hedging arrangements expose us to certain counterparty risks.

In addition to commodity hedge agreements, we utilize interest rate swap agreements to manage the net interest rate risk inherent in our sources of borrowing as well as foreign currency forward contracts to manage the exchange rate risk associated with certain intercompany loans with foreign subsidiaries and other approved transactional currency exposures. Utilizing these hedge agreements exposes us to certain counterparty risks. The failure of one or more of the counterparties to fulfill their obligations under the hedge agreements, whether as a result of weakening financial stability or otherwise, could adversely affect our financial condition, results of operations or cash flows.

Our postretirement-related costs and funding requirements could increase as a result of volatility in the financial markets, changes in interest rates and actuarial assumptions.

We sponsor a number of defined benefit pension plans associated with our U.S. and former international businesses, as well as a postretirement medical plan in the United States for certain retired associates and their dependents. The performance of the financial markets and changes in interest rates impact the funded status of these plans and cause volatility in our postretirement-related costs and future funding requirements. If the financial markets do not provide the expected long-term returns on invested assets, we could be required to make significant pension contributions. Additionally, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements.

We utilize third-party actuaries to evaluate assumptions used in determining projected benefit obligations and the fair value of plan assets for our pension and other postretirement benefit plans. In the event we determine that our assumptions should be revised, such as the discount rate or expected return on assets, our future pension and postretirement benefit expenses could increase or decrease. The assumptions we use may differ from actual results, which could have a significant impact on our pension and postretirement liabilities and related costs and funding requirements.

Risks Related to Regulation of Our Company

Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase our costs of doing business or limit our ability to market all of our products.

Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. All pesticide products sold in the United States must comply with FIFRA and most must be registered with the U.S. EPA and similar state agencies. Our inability to obtain or maintain such registrations, or the cancellation of any such registration of our products, could have an adverse effect on our business, the severity of which would depend on a variety of factors, including the product(s) involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute active ingredients, but there can be no assurance that we will be able to avoid or reduce these risks. In addition, in Canada, regulations have been adopted by several provinces that substantially restrict our ability to market and sell certain of our consumer pesticide products.

Under the Food Quality Protection Act, enacted by the U.S. Congress in 1996, food-use pesticides are evaluated to determine whether there is reasonable certainty that no harm will result from the cumulative effects of pesticide exposures. Under this Act, the U.S. EPA is evaluating the cumulative and aggregate risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be also used on crops processed into various food products, are manufactured by independent third parties and continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. The U.S. EPA or the third-party registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. We cannot predict the outcome or the severity of the effect of these continuing evaluations.

In addition, the use of certain fertilizer and pesticide products (including pesticide products that contain glyphosate) is regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may, among other things, ban the use of certain ingredients contained in such products or require (i) that only certified or professional users apply the product, (ii) that certain products be used only on certain types of locations, (iii) users to post notices on properties to which products have been or will be applied, and/or (iv) notification to individuals in the vicinity that products will be applied in the future. Even if we are able to comply with all such regulations and obtain all necessary registrations and licenses, we cannot provide assurance that our products, particularly pesticide products, will not cause or be alleged to cause injury to the environment or to people under all circumstances, particularly when used improperly or contrary to instructions. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially adversely affect future quarterly or annual operating results.

Our products and operations may be subject to increased regulatory and environmental scrutiny in jurisdictions in which we do business. For example, we are subject to regulations relating to our harvesting of peat for our growing media business which has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In Canada, our peat extraction efforts are also the subject of regulation.

In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, transport, handling and storage of waste, the remediation of contaminated sites, air and water discharges from our facilities, and workplace health and safety. Under certain environmental laws, we may be liable for the costs of investigation and remediation of the presence of certain regulated materials, as well as related costs of investigation and remediation of damage to natural resources, at various properties, including our current and former properties as well as offsite waste handling or disposal sites that we have used. Liability may be imposed upon us without regard to whether we knew of or caused the presence of such materials and, under certain circumstances, on a joint and several basis. There can be no assurances that the presence of such regulated materials at any such locations, or locations that we may acquire in the future, will not result in liability to us under such laws or expose us to third-party actions such as tort suits based on alleged conduct or environmental conditions.

The adequacy of our current non-FIFRA compliance-related environmental accruals and future provisions depends upon our operating in substantial compliance with applicable environmental and public health laws and regulations, as well as the assumptions that we have both identified all of the significant sites that must be remediated and that there are no significant conditions of potential contamination that are unknown to us. A significant change in the facts and circumstances underlying these assumptions or in current enforcement policies or requirements, or a finding that we are not in substantial compliance with applicable environmental and public health laws and regulations, could have a material adverse effect on future environmental capital expenditures and other environmental expenses, as well as our financial condition, results of operations and cash flows.

In addition, on October 18, 2021, the Biden Administration announced a multi-agency plan to address PFAS contamination nationwide. Agencies, including the U.S. EPA, the Department of Defense, the Food and Drug Administration, the U.S. Department of Agriculture, the Department of Homeland Security, and the Department of Health and Human Services, will take actions to prevent the release of PFAS into the air, drinking systems, and food supply and to expand cleanup efforts to remediate the impacts of PFAS pollution. As part of this announcement, the U.S. EPA released its PFAS Strategic Roadmap: EPA’s Commitments to Action 2021-2024, which sets timelines by which the U.S. EPA plans to take specific actions during the first term of the Biden Administration. It is possible that some of these actions may have an impact – direct or indirect – on our business. Until further detail is provided, we cannot predict the outcome or the severity of the impact of these proposed actions.

Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

We are subject to income and other taxes in the United States federal jurisdiction and various local, state and foreign jurisdictions. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets (such as net operating losses and tax credits) and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly related to our operations in the United States, is dependent on our ability to generate future taxable income of the appropriate character in the relevant jurisdiction.

From time to time, tax proposals are introduced or considered by the U.S. Congress or the legislative bodies in local, state and foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses, funding and other items in intercompany transactions. We are subject to ongoing tax audits in various jurisdictions. In connection with these audits (or future audits), tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. We regularly assess the likely outcomes of our audits in order to determine the appropriateness of our tax provision. As a result, the ultimate resolution of our tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.

Risks Related to Our Common Shares

Hagedorn Partnership, L.P. beneficially owns approximately 26% of our common shares and can significantly influence decisions that require the approval of shareholders.

Hagedorn Partnership, L.P. beneficially owned approximately 26% of our outstanding common shares on a fully diluted basis as of November 19, 2021. As a result, it has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders, including entering into certain business combination transactions. In addition, because of the percentage of ownership and voting concentration in Hagedorn Partnership, L.P., elections of our Board of Directors will generally be within the control of Hagedorn Partnership, L.P. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of our common shares and voting control presently lies with Hagedorn Partnership, L.P. As such, it would be difficult for shareholders to propose and have approved proposals not supported by Hagedorn Partnership, L.P. Hagedorn Partnership, L.P.’s interests could differ from, or conflict with, the interests of other shareholders.

While we have, over the past few years, increased the rate of cash dividends on, and engaged in repurchases of, our common shares, any future decisions to reduce or discontinue paying cash dividends to our shareholders or repurchasing our common shares pursuant to our previously announced repurchase program could cause the market price for our common shares to decline.

Our payment of quarterly cash dividends on and repurchase of our common shares pursuant to our stock repurchase program are subject to, among other things, our financial position and results of operations, available cash and cash flow, capital requirements, credit facility provisions and other factors. We have, over the past few years, increased the rate of cash dividends on, and repurchases of, our common shares. In the fourth quarter of fiscal 2021, we increased the amount of our quarterly cash dividend by 6% to $0.66 per common share. On February 6, 2020, the Scotts Miracle-Gro Board of Directors authorized a new share repurchase program allowing for repurchases of up to $750.0 million of common shares from April 30, 2020 through March 25, 2023. The total remaining share repurchase authorization as of September 30, 2021 is $636.9 million.

We may further increase or decrease the rate of cash dividends on, and the amount of repurchases of, our common shares in the future. Any reduction or discontinuance by us of the payment of quarterly cash dividends or repurchases of our common shares pursuant to our current share repurchase authorization program could cause the market price of our common shares to decline. Moreover, in the event our payment of quarterly cash dividends on or repurchases of our common shares are reduced or discontinued, our failure or inability to resume paying cash dividends or repurchasing common shares at historical levels could result in a lower market valuation of our common shares.

Risks Related to the Exchange Notes and the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the indenture and the legend on the original notes. In general, you may not offer, resell or otherwise transfer the original notes in the United States unless they are:

•    registered under the Securities Act;

•    offered or sold under an exemption from the registration requirements of the Securities Act and applicable state securities laws; or

•    offered or sold in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the original notes that are not exchanged in the exchange offer under the Securities Act or any state securities laws.

Holders of the original notes who do not tender their original notes will generally have no further registration rights under the registration rights agreement.

Once the exchange offer is consummated, holders who do not tender their original notes will not, except in limited circumstances, have any further registration rights under the registration rights agreement. We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. We are required to file such a registration statement in only specific, limited circumstances which may not apply to you or your original notes. If you are eligible to participate in the exchange offer, you should not decline to do so based on the assumption that a shelf registration statement will be on file and effective when you intend to resell your original notes.

The market for the original notes may be significantly limited after the exchange offer, and you may be unable to sell your original notes after the exchange offer.

If a substantial amount of the original notes is tendered and accepted for exchange in the exchange offer, the trading market for the original notes that remain outstanding may be significantly limited. As a result, the liquidity of the original notes not tendered for exchange could be adversely affected. The extent of the market for the original notes and the availability of price quotations for the original notes will depend upon a number of factors, including the number of holders and the amount of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. If a substantially smaller amount of original notes remains outstanding after the exchange offer, the trading price for such remaining original notes may decline and become more volatile.

If you fail to follow the exchange offer procedures, your original notes may not be accepted for exchange, and if your original notes are not accepted for exchange, they will continue to be subject to their existing transfer restrictions and you may be unable to sell them.

We are not required to accept your original notes for exchange if you do not comply with all of the exchange offer procedures. We are required to issue exchange notes in the exchange offer only upon satisfaction of the procedures described under “The Exchange Offer—Procedures for Tendering Original Notes.” Therefore, if you wish to tender your original notes, please carefully review the exchange offer procedures and allow sufficient time to ensure timely satisfaction of all such procedures. If we do not receive all required documentation at or prior to the expiration time, or if there are defects or irregularities with respect to your tender of original notes for exchange, we may not accept your original notes for exchange. Neither we nor the exchange agent are obligated to extend the expiration time or notify you of any defects or irregularities with respect to your tender of original notes for exchange. We have the right to waive any defects or irregularities, but we are not obligated to do so. If we do not accept your original notes for exchange, your original notes will continue to be subject to their existing transfer restrictions and you may be unable to sell them.

Some holders who participate in the exchange offer must deliver a prospectus in connection with any resales of their exchange notes.

Based on interpretations of the staff of the SEC contained in several no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, assuming the truth of certain representations required to be made by you as described under “The Exchange Offer—Procedures for Tendering Original Notes.” If you do not meet these requirements, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act whenever it sells any exchange notes it receives in the exchange offer.

Because the SEC has not considered this exchange offer in the context of a no-action letter, we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Our indebtedness could limit our flexibility, adversely affect our financial condition and prevent us from making payments on the notes. The terms of our senior secured credit agreement and the indentures governing the notes, our 5.250% senior notes due 2026 (the “2026 Notes”), our 4.500% senior notes due 2029 (the “2029 Notes”), and our 4.000% senior notes due 2031 (the “2031 Notes”) impose significant operating and financial restrictions on us and our subsidiaries, which could also adversely affect our operating flexibility and put us at a competitive disadvantage by preventing us from capitalizing on business opportunities.

As of September 30, 2021, we had $2,315.3 million of debt outstanding (excluding $19.8 million of letters of credit outstanding) and $1,480.2 million of debt was available to be borrowed under our senior secured revolving credit facility. Our inability to meet restrictive financial and non-financial covenants associated with our senior secured credit agreement and the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes, or to generate sufficient cash flow to repay maturing debt, could adversely affect our financial condition. For example, our debt level could:

•    make it more difficult for us to satisfy our obligations with respect to the notes;

•    make us more vulnerable to general adverse economic and industry conditions;

•    require us to dedicate a substantial portion of cash flows from operating activities to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, advertising, research and development efforts and other general corporate requirements;

•    limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•    limit our ability to borrow additional funds;

•    expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

•    place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make payments on or to refinance our indebtedness, fund planned capital expenditures and acquisitions, pay dividends and make repurchases of our common shares will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot provide you any assurance that our business will generate sufficient cash flow from operating activities or that future borrowings will be available to us under our senior secured credit agreement in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

In addition, our senior secured credit agreement and the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes contain restrictive covenants and cross-default provisions. Our senior secured credit agreement requires us to maintain specified financial ratios. Our ability to comply with those covenants and satisfy those financial ratios can be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of those financial ratio covenants or other covenants could result in a default. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and could cease making further loans and institute foreclosure proceedings against our assets. Any default under the agreements governing our indebtedness, including a default under the senior secured credit agreement or a default under the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes that is not waived by the required lenders and the holders, respectively, and the remedies sought by the required lenders and the holders, respectively, could render us unable to pay the principal and interest on the notes and substantially decrease the market value of the notes. See “Description of Certain Other Indebtedness” and “Description of Notes.”

Subject to compliance with certain covenants under our senior secured credit agreement and the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes, we may incur additional debt in the future. If we incur additional debt, the risks described above could intensify.

Our senior secured credit agreement and the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

Our senior secured credit agreement and the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes contain affirmative and negative covenants that restrict, among other things, our and our restricted subsidiaries’ ability to:

•    incur additional debt or issue our preferred stock;

•    in the case of the senior secured credit agreement, pay dividends or make distributions to our stockholders;

•    in the case of the senior secured credit agreement, repurchase or redeem our capital stock;

•    make investments;

•    in the case of the indentures governing the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes, incur liens without granting equal and ratable liens to the holders of the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes, as applicable;

•    enter into transactions with our stockholders and affiliates;

•    sell certain assets;

•    acquire the assets of, or merge or consolidate with, other companies; and

•    incur restrictions on the ability of our subsidiaries to make distributions or transfer assets to us.

As a result of these covenants, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing that is necessary for us to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and the holders and/or amend the covenants.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on the notes and our other debt service obligations will depend on our future financial performance, which will be affected by a range of general economic, competitive, legislative, regulatory, business and other factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including interest payments and the payment of principal when due, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the credit markets. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have adverse material effect on our business, results of operations, financial condition and our ability to make payments on the notes. In addition, we are dependent on the cash flow of and dividends and distributions to us from our subsidiaries in order to service our current indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any indebtedness of ours, including the notes offered hereby, or to make any funds available therefor, whether by dividend, loan, distribution, payment or otherwise, except for those subsidiaries that have guaranteed our obligations under our outstanding indebtedness and that will guarantee our obligations under the notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect as well as applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us that enable us to pay interest or principal on our existing indebtedness or the notes.

The notes and the guarantees will be unsecured and as such will be effectively subordinated to all of our and the subsidiary guarantors’ secured obligations to the extent of the value of the assets secured by such obligations.

The notes and the guarantees will not be secured by any of our or our subsidiaries’ assets. The indenture governing the notes permits us and our subsidiaries to incur secured debt, including pursuant to our senior secured credit agreement and other forms of secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of our and the subsidiary guarantors’ secured obligations to the extent of the value of the assets securing such obligations. As of September 30, 2021, we had total secured debt of $670.0 million (excluding $19.8 million of letters of credit outstanding), and $1,480.2 million of additional secured debt was available to be borrowed under our senior secured revolving credit facility.

In the event that The Scotts Miracle-Gro Company or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of such company or subsidiary guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the notes, and holders of the notes may receive less, ratably, than holders of our secured indebtedness.

The assets of our non-guarantor subsidiaries may not be available to make payments on the notes and the notes will be structurally subordinated to any existing and future liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will be guarantors of the notes. Our present and future foreign subsidiaries and certain of our domestic subsidiaries will not be guarantors of the notes. Payments on the notes are only required to be made by the guarantors and us. As a result, no payments are required to be made from the assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a guarantor. Our non-guarantor subsidiaries generated 8.5% of our consolidated net sales and 0.5% of our consolidated net income for the fiscal year ended September 30, 2021 and accounted for 10.0% of our consolidated assets and 3.6% of our consolidated liabilities as of September 30, 2021. As of September 30, 2021, the notes and the guarantees would have been structurally subordinated to $12.0 million of indebtedness of the non-guarantor subsidiaries.

In the event of a bankruptcy, insolvency, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors and other obligations, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to all the liabilities of the non-guarantor subsidiaries.

If the notes are rated investment grade at any time by both Moody’s and Standard & Poor’s and there is no default or event of default occurring or continuing under the indenture governing the notes, most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes will be suspended.

If, at any time, the notes receive an investment grade rating from both Moody’s Investors Service and Standard & Poor’s Ratings Services and there is no event of default occurring or continuing under the indenture governing the notes, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the notes will have less credit protection than at the time the notes are issued.

The notes and the guarantees of the notes may not be enforceable because of fraudulent conveyance laws.

The notes and the guarantees of the notes may be subject to review under federal bankruptcy laws or relevant state fraudulent conveyance or fraudulent transfer laws in an action commenced by us or a subsidiary guarantor (as debtors-in-possession), any bankruptcy trustee that has been appointed in a bankruptcy case, or by or on behalf of our creditors or the creditors of one or more subsidiary guarantor. Generally, under these laws, if in such an action or case a court were to find that at the time we issued the notes or one of our subsidiaries issued a guarantee of the notes:

•    we issued the notes or such subsidiary issued a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•    we or such subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing the notes or a guarantee of the notes, as the case may be, and we or such subsidiary guarantor:

•    were insolvent or were rendered insolvent by reason of the issuance of the notes or such guarantee,

•    were engaged, or were about to engage, in a business or transaction for which our or such subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on our or such subsidiary guarantor’s business, or

•    intended to incur, or believed that we or such subsidiary guarantor would incur, indebtedness or other obligations beyond the ability to pay such indebtedness or obligations as they matured (as all of the foregoing terms are defined in, or interpreted under, the relevant fraudulent transfer or conveyance statutes);

then the court could void the notes or such guarantee, as the case may be, subordinate the amounts owing under the notes or such guarantee to our presently existing or future indebtedness, or take other actions detrimental to you.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that we or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or its subsidiary guarantee to the extent we or such subsidiary guarantor did not obtain a reasonably equivalent benefit from the issuance of the notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding, such that we cannot assure you which standard a court would apply in determining whether we or a subsidiary guarantor was “insolvent” at the relevant time or that, regardless of method of valuation, a court would not determine that we or a subsidiary guarantor was insolvent on that date, or that a court would not determine, regardless of whether or not we or a subsidiary guarantor was insolvent on the date the notes or subsidiary guarantee was issued, that payments to holders of the notes constituted preferences, fraudulent transfers or conveyances on other grounds. Generally, a company would be considered insolvent if, at the time it incurred indebtedness or issued a guarantee:

•    it could not pay its debts or contingent liabilities as they become due;

•    the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation; or

•    the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and mature.

If a note or subsidiary guarantee is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against us or such subsidiary guarantor. In addition, bankruptcy or similar laws may also apply to the avoidance of any subsidiary guarantee granted in the future by any of our subsidiaries pursuant to the indenture governing the notes, which are subject to the risk of being declared an avoidable preference to the extent they are issued after the date the notes are issued.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. However, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each subsidiary guarantor. Moreover, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance laws; in a Florida bankruptcy case, which was reversed by a district court on other grounds and then reinstated by the applicable circuit court of appeals, this kind of provision was found to be ineffective to protect the guarantees. There is a possibility that the entire guarantee may be set aside, in which case the entire liability may be extinguished.

To the extent a court voids a subsidiary guarantee as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of the notes would cease to have a direct claim against the subsidiary guarantor that delivered the subsidiary guarantee and would be creditors solely of us and, if applicable, of any other subsidiary guarantor under the relevant subsidiary guarantees that have not been declared void. In the event that any subsidiary guarantee is declared invalid or unenforceable, in whole or in part, the notes would be, to the extent of such invalidity or unenforceability, effectively subordinated to all liabilities of the applicable subsidiary guarantor, and if we cannot satisfy our obligations under the notes or any subsidiary guarantee is found to be a preference, fraudulent transfer or conveyance or is otherwise set aside, we cannot assure you that we can ever repay in full any amounts outstanding under the notes.

We may not have sufficient funds or be permitted by our existing indebtedness to purchase notes upon a change of control.

If there is a change of control under the terms of the indenture governing the notes, each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. However, we can provide no assurance that we will have or will be able to borrow sufficient funds at the time of any change of control to make the required repurchases of the notes, or that restrictions in our senior secured credit agreement or the documents governing our other indebtedness would permit us to make the required repurchases. Any failure by us to repurchase the notes upon a change of control would result in a default under the indenture governing the notes. In addition, a change of control may constitute an event of default under our senior secured credit agreement or the documents governing our other indebtedness, and the indenture governing the 2026 Notes, the 2029 Notes and the 2031 Notes requires that the 2026 Notes, the 2029 Notes and the 2031 Notes be repurchased or repaid upon the occurrence of certain kinds of change of control events. A default under our senior secured credit agreement or the documents governing our other indebtedness could result in a default under the indenture governing the notes if the lenders elect to accelerate the indebtedness under such documents. See “Description of Notes—Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control.”

An active trading market for the exchange notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the exchange notes.

The exchange notes are a new issue of securities for which there is currently no active trading market. We do not intend to list the exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The liquidity of a trading market in the exchange notes, if any, and the future trading prices of the exchange notes will depend on many factors including:

•    prevailing interest rates;

•    the market for similar securities; and

•    other factors, including general economic conditions and our financial condition, performance and prospects.

In addition, the market for non-investment grade debt securities has historically been subject to disruptions that have caused price volatility independent of the operating and financial performance of the issuers of these securities. It is possible that the market for the exchange notes will be subject to these kinds of disruptions. Accordingly, declines in the liquidity and market price of the exchange notes may occur independent of our operating and financial performance. We can provide no assurances that an active trading market for the exchange notes will develop or be maintained. If an active trading market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. In that case, a holder of exchange notes may not be able to sell its exchange notes at a particular time or at a favorable price.

The initial purchasers of the original notes have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so. The initial purchasers may also discontinue market making activities at any time for any or no reason, without notice, which could further negatively impact the ability of a holder of notes to sell its exchange notes or the prevailing market price at the time it chooses to sell.

The value of the exchange notes may be subject to substantial volatility.

A real or perceived economic downturn or higher interest rates could cause a decline in the value of, or otherwise negatively impact the market for, the exchange notes. Because an active trading market may not develop for the exchange notes, it may be more difficult to sell and accurately value the exchange notes. In addition, the market for high-yield notes can experience sudden and sharp price swings, which may impact the valuation of the exchange notes and may be further exacerbated by large or sustained sales by major investors in the exchange notes, a high-profile default by another issuer or a change in the market for high-yield notes.

Changes in credit ratings issued by nationally recognized statistical rating organizations (NRSROs) may adversely affect our cost of financing and the market price of the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes.

NRSROs rate the notes, the 2026 Notes, the 2029 Notes, the 2031 Notes and us based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the NRSROs can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes, the 2026 Notes, the 2029 Notes or the 2031 Notes or placing us on a watch list for possible future downgrading could increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of the notes, the 2026 Notes, the 2029 Notes and the 2031 Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive an equal principal amount of the original notes. We will cancel all of the original notes that are tendered and accepted for exchange. Accordingly, no additional debt will result from the exchange offer. We have agreed to bear all expenses of the exchange offer.

We used the net proceeds from the private placement of the original notes to reduce borrowings under our senior secured revolving credit facility and held the remaining funds in short term investments pending business needs. Amounts repaid under our senior secured revolving credit facility may be reborrowed.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2021. See “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and the notes thereto and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, which is incorporated by reference in this prospectus.

As of September 30, 2021
(dollars in millions)
Cash and cash equivalents	$244.1
Long-term debt (including current portions):
Senior secured credit agreement—term loan(1)	$670.0
Senior secured credit agreement—senior secured revolving credit facility(1)(2)	—
Receivables facility(3)	—
5.250% senior notes due 2026	250.0
4.500% senior notes due 2029	450.0
4.000% senior notes due 2031	500.0
4.375% senior notes due 2032	400.0
Finance lease obligations	33.4
Other	11.9
Total debt	$2,315.3
Total shareholders’ equity	$1,013.3
Total capitalization	$3,328.6

________________________
(1)    Our senior secured credit agreement provides us with secured loan facilities in the aggregate principal amount of $2.3 billion, comprised of a senior secured revolving credit facility of $1.5 billion and a term loan in the original principal amount of $800 million.
(2)    The outstanding borrowings under our senior secured revolving credit facility as of September 30, 2021 exclude $19.8 million of letters of credit outstanding. See “Description of Certain Other Indebtedness—Senior Secured Credit Agreement.”
(3)    Under the receivables facility, we may sell a portfolio of available and eligible outstanding customer accounts receivable to the purchasers and simultaneously agree to repurchase the receivables on a weekly basis. The eligible amount of customer accounts receivables which may be sold is up to $400 million and the commitment amount during the seasonal commitment period is up to $160 million. See “Description of Certain Other Indebtedness—Receivables Facility.”

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

5.250% Senior Notes due 2026

General

On December 15, 2016, we completed the sale of $250 million aggregate principal amount of our 2026 Notes. The 2026 Notes were sold in a private placement exempt from the registration requirements under the Securities Act pursuant to a purchase agreement, dated December 12, 2016 (the “2026 Purchase Agreement”), among the Company, the subsidiary guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as an initial purchaser and representative of the several other initial purchasers named in the 2026 Purchase Agreement.

Security; Ranking and Guarantees

The 2026 Notes are our unsecured senior obligations and rank equal in right of payment with our existing and future senior debt. Our obligations under the 2026 Notes are fully and unconditionally guaranteed by each of our domestic subsidiaries that guarantee our senior secured credit agreement (the “2026 Notes Guarantees”). The 2026 Notes Guarantees are unsecured general obligations of the subsidiary guarantors and rank equal in right of payment with all existing and future liabilities of the subsidiary guarantors that are not subordinated in right of payment to the 2026 Notes Guarantees.

Optional Redemption

At any time prior to December 15, 2021, we may redeem the 2026 Notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest to the date of redemption as set forth in the indenture governing the 2026 Notes. On and after December 15, 2021, we may redeem the notes, in whole or in part, at the applicable redemption prices plus accrued and unpaid interest, as set forth in the indenture governing the 2026 Notes.

Interest

Interest on the 2026 Notes accrues at a rate of 5.250% per annum from December 15, 2016. Interest on the 2026 Notes is payable semi-annually in cash in arrears on June 15 and December 15 of each year.

Covenants

The indenture governing the 2026 Notes restricts our ability and the ability of our restricted subsidiaries to: (i) incur additional indebtedness and issue certain preferred shares; (ii) make certain investments; (iii) sell certain assets; (iv) agree to restrictions on the ability of our restricted subsidiaries to make payments to us; (v) create liens and enter into sale-leaseback transactions; (vi) merge, consolidate or sell substantially all of our assets; and (vii) enter into certain transactions with affiliates. As of September 30, 2021, we were in compliance with all covenants under the indenture governing the 2026 Notes.

If, on any date following the issue date of the 2026 Notes, the 2026 Notes have an investment grade rating from both ratings agencies agreed to the in the indenture governing the 2026 Notes, and no default or event of default has occurred and is continuing under the indenture governing the 2026 Notes, then beginning on that day our obligation to comply with certain of the covenants above will be suspended.

Events of Default

The terms of our 2026 Notes include customary events of default, including: (i) non-payment for 30 days of interest on the 2026 Notes; (ii) non-payment when due of the principal of or premium, if any, on the 2026 Notes; (iii) failure by us to comply with our covenant obligations in connection with a merger, consolidation or sale of assets; (iv) failure by us to observe or perform our obligations under the reporting covenant which default continues for a period of 90 days; (v) a default in the observance or performance of any other covenant or agreement contained in the indenture governing the 2026 Notes which default continues for a period of 60 days after we receive written notice specifying the default from the 2026 Notes trustee or the holders of at least 25% of the outstanding principal amount of the 2026 Notes; (vi) defaults under other debt instruments or contingent obligations in excess of $100 million, including a default under the notes offered in this offering memorandum; (vii) judgments entered against us or any of our significant subsidiaries involving a liability in excess of $100 million; (viii) failure of a subsidiary guarantee of any significant subsidiary to remain in full force and effect in accordance with its terms or denial by a subsidiary guarantor of its obligations under its subsidiary guarantee; or (ix) certain events of bankruptcy or insolvency with respect to us or any of our restricted subsidiaries that is a significant subsidiary.

4.500% Senior Notes due 2029

General

On October 22, 2019, we completed the sale of $450 million aggregate principal amount of our 2029 Notes. The 2029 Notes were sold in a private placement exempt from the registration requirements under the Securities Act pursuant to a purchase agreement, dated October 8, 2019 (the “2029 Purchase Agreement”), among the Company, the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as an initial purchaser and representative of the several other initial purchasers named in the 2029 Purchase Agreement.

Security; Ranking and Guarantees

The 2029 Notes are our unsecured senior obligations and rank equal in right of payment with our existing and future senior debt. Our obligations under the 2029 Notes are fully and unconditionally guaranteed by each of our domestic subsidiaries that guarantee our senior secured credit agreement (the “2029 Notes Guarantees”). The 2029 Notes Guarantees are unsecured general obligations of the subsidiary guarantors and rank equal in right of payment with all existing and future liabilities of the subsidiary guarantors that are not subordinated in right of payment to the 2029 Notes Guarantees.

Optional Redemption

At any time prior to October 15, 2024, we may redeem the 2029 Notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest to the date of redemption as set forth in the indenture governing the 2029 Notes. On and after October 15, 2024, we may redeem the notes, in whole or in part, at the applicable redemption prices plus accrued and unpaid interest, as set forth in the indenture governing the 2029 Notes.

Prior to October 15, 2022, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2029 Notes with net cash proceeds of one or more equity offerings at a redemption price of 104.500% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that (i) at least 65% of the aggregate principal amount of the notes issued under the indenture governing the 2029 Notes remains outstanding after each such redemption and (ii) the redemption occurs within 60 days after the closing of such equity offering.

Interest

Interest on the 2029 Notes accrues at a rate of 4.500% per annum from October 22, 2019. Interest on the 2029 Notes is payable semi-annually in cash in arrears on April 15 and October 15 of each year.

Covenants

The indenture governing the 2029 Notes restricts our ability and the ability of our restricted subsidiaries to: (i) incur additional indebtedness and issue certain preferred shares; (ii) make certain investments; (iii) sell certain assets; (iv) agree to restrictions on the ability of our restricted subsidiaries to make payments to us; (v) create liens and enter into sale-leaseback transactions; (vi) merge, consolidate or sell substantially all of our assets; and (vii) enter into certain transactions with affiliates. As of September 30, 2021, we were in compliance with all covenants under the indenture governing the 2029 Notes.

If, on any date following the issue date of the 2029 Notes, the 2029 Notes have an investment grade rating from both ratings agencies agreed to the in the indenture governing the 2029 Notes, and no default or event of default has occurred and is continuing under the indenture governing the 2029 Notes, then beginning on that day our obligation to comply with certain of the covenants above will be suspended.

Events of Default

The terms of our 2029 Notes include customary events of default, including: (i) non-payment for 30 days of interest on the 2029 Notes; (ii) non-payment when due of the principal of or premium, if any, on the 2029 Notes; (iii) failure by us to comply with our covenant obligations in connection with a merger, consolidation or sale of assets; (iv) failure by us to observe or perform our obligations under the reporting covenant which default continues for a period of 90 days; (v) a default in the observance or performance of any other covenant or agreement contained in the indenture governing the 2029 Notes which default continues for a period of 60 days after we receive written notice specifying the default from the 2029 Notes trustee or the holders of at least 25% of the outstanding principal amount of the 2029 Notes; (vi) defaults under other debt instruments or contingent obligations in excess of $100 million, including a default under the notes offered in this offering memorandum; (vii) judgments entered against us or any of our significant subsidiaries involving a liability in excess of $100 million; (viii) failure of a subsidiary guarantee of any significant subsidiary to remain in full force and effect in accordance with its terms or denial by a subsidiary guarantor of its obligations under its subsidiary guarantee; or (ix) certain events of bankruptcy or insolvency with respect to us or any of our restricted subsidiaries that is a significant subsidiary.

4.000% Senior Notes due 2031

General

On March 17, 2021, we completed the sale of $500 million aggregate principal amount of our 2031 Notes. The 2031 Notes were sold in a private placement exempt from the registration requirements under the Securities Act pursuant to a purchase agreement, dated March 11, 2021 (the “2031 Purchase Agreement”), among the Company, the subsidiary guarantors party thereto and J.P. Morgan Securities LLC, as an initial purchaser and representative of the several other initial purchasers named in the 2031 Purchase Agreement. We are conducting an exchange offer for the 2031 Notes at or about the same time as we are conducting this exchange offer for the 2032 Notes.

Security; Ranking and Guarantees

The 2031 Notes are our unsecured senior obligations and rank equal in right of payment with our existing and future senior debt. Our obligations under the 2031 Notes are fully and unconditionally guaranteed by each of our domestic subsidiaries that guarantee our senior secured credit agreement (the “2031 Notes Guarantees”). The 2031 Notes Guarantees are unsecured general obligations of the subsidiary guarantors and rank equal in right of payment with all existing and future liabilities of the subsidiary guarantors that are not subordinated in right of payment to the 2031 Notes Guarantees.

Optional Redemption

At any time prior to April 1, 2026, we may redeem the 2031 Notes, in whole or in part, at a “make-whole” redemption price, plus accrued and unpaid interest to the date of redemption as set forth in the indenture governing the 2031 Notes. On and after April 1, 2026, we may redeem the notes, in whole or in part, at the applicable redemption prices plus accrued and unpaid interest, as set forth in the indenture governing the 2031 Notes.

Prior to April 1, 2024, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2031 Notes with net cash proceeds of one or more equity offerings at a redemption price of 104.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that (i) at least 65% of the aggregate principal amount of the notes issued under the indenture governing the 2031 Notes remains outstanding after each such redemption and (ii) the redemption occurs within 60 days after the closing of such equity offering.

Interest

Interest on the 2031 Notes accrues at a rate of 4.000% per annum from March 17, 2021. Interest on the 2031 Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year.

Covenants

The indenture governing the 2031 Notes restricts our ability and the ability of our restricted subsidiaries to: (i) incur additional indebtedness and issue certain preferred shares; (ii) make certain investments; (iii) sell certain assets; (iv) agree to restrictions on the ability of our restricted subsidiaries to make payments to us; (v) create liens and enter into sale-leaseback transactions; (vi) merge, consolidate or sell substantially all of our assets; and (vii) enter into certain transactions with affiliates. As of September 30, 2021, we were in compliance with all covenants under the indenture governing the 2031 Notes.

If, on any date following the issue date of the 2031 Notes, the 2031 Notes have an investment grade rating from both ratings agencies agreed to the in the indenture governing the 2031 Notes, and no default or event of default has occurred and is continuing under the indenture governing the 2031 Notes, then beginning on that day our obligation to comply with certain of the covenants above will be suspended.

Events of Default

The terms of our 2031 Notes include customary events of default, including: (i) non-payment for 30 days of interest on the 2031 Notes; (ii) non-payment when due of the principal of or premium, if any, on the 2031 Notes; (iii) failure by us to comply with our covenant obligations in connection with a merger, consolidation or sale of assets; (iv) failure by us to observe or perform our obligations under the reporting covenant which default continues for a period of 90 days; (v) a default in the observance or performance of any other covenant or agreement contained in the indenture governing the 2031 Notes which default continues for a period of 60 days after we receive written notice specifying the default from the 2031 Notes trustee or the holders of at least 25% of the outstanding principal amount of the 2031 Notes; (vi) defaults under other debt instruments or contingent obligations in excess of $250 million, including a default under the notes offered in this offering memorandum; (vii) judgments entered against us or any of our significant subsidiaries involving a liability in excess of $250 million; (viii) failure of a subsidiary guarantee of any significant subsidiary to remain in full force and effect in accordance with its terms or denial by a subsidiary guarantor of its obligations under its subsidiary guarantee; or (ix) certain events of bankruptcy or insolvency with respect to us or any of our restricted subsidiaries that is a significant subsidiary.

Senior Secured Credit Agreement

General

On July 5, 2018, we entered into a fifth amended and restated credit agreement providing us and certain of our subsidiaries with five-year senior secured loan facilities in the aggregate principal amount of $2.3 billion, comprised of a revolving credit facility of $1.5 billion and a term loan in the original principal amount of $800.0 million. The credit agreement also provides us with the right to seek additional committed credit under the agreement in an aggregate amount of up to $500.0 million plus an unlimited additional amount, subject to certain specified financial and other conditions. Under the credit agreement, we have the ability to obtain letters of credit up to $75.0 million. Borrowings on the senior secured revolving credit facility may be made in various currencies, including U.S. dollars, euro, British pounds and Canadian dollars. The senior secured credit agreement terminates on July 5, 2023.

Security; Ranking and Guarantees

Our senior secured credit agreement is secured by (i) a perfected first priority security interest in all of the accounts receivable, inventory and equipment of us and those of our domestic subsidiaries that are parties to the fifth amended and restated guarantee and collateral agreement and (ii) the pledge of all of the capital stock of our domestic subsidiaries that are parties to the fifth amended and restated guarantee and collateral agreement and 65% of the capital stock of our first-tier foreign subsidiaries, in each case subject to exceptions and minimum thresholds. The collateral does not include any of our or our subsidiaries’ intellectual property.

The obligations under the senior secured credit agreement are guaranteed by substantially all of our domestic subsidiaries. The same subsidiaries that have guaranteed our obligations under the senior secured credit agreement will guarantee the notes offered in this offering memorandum.

Interest and Fees

Loans made under our senior secured credit agreement bear interest, at our election, at a per annum rate equal to either (i) the Alternate Base Rate plus the Applicable Spread (each, as defined in the senior secured credit agreement) or (ii) the Adjusted LIBO Rate for the Interest Period in effect for such borrowing plus the Applicable Spread (all as defined in the senior secured credit agreement). Swingline loans shall bear interest at the applicable Swingline Rate (as defined in the senior secured credit agreement) set forth in the senior secured credit agreement. As of September 30, 2021, the Applicable Spread per annum was 0.80% with respect to Eurocurrency Revolving Loans, 1.00% with respect to Eurocurrency Tranche A Term Loans, 0.00% with respect to ABR Revolving Loans and 0.00% with respect to ABR Tranche A Term Loans. The corresponding annual facility fee rate on the senior secured revolving credit facility was 0.20% as of September 30, 2021.

Covenants

The terms of our senior secured credit agreement include negative covenants setting forth limitations, subject to negotiated exceptions, on: (i) liens; (ii) fundamental changes; (iii) acquisitions, investments, loans and advances; (iv) indebtedness; (v) restrictions on subsidiary liens and subsidiary distributions; (vi) transactions with affiliates; (vii) sales of assets; (viii) sale and leaseback transactions; (ix) changing our fiscal year end; (x) modifications of certain debt instruments; (xi) entering into new lines of business; and (xii) certain restricted payments (if after giving effect to any restricted payment the Leverage Ratio is greater than 4.0 to 1.0, we may only make restricted payments in an aggregate amount for each fiscal year not to exceed $225 million). Our senior secured credit agreement also provides for customary representations and warranties and affirmative covenants and further requires the maintenance of a specified Leverage Ratio and Interest Coverage Ratio. As of September 30, 2021, we were in compliance with the covenants under our senior secured credit agreement.

Events of Default

The terms of our senior secured credit agreement provide for customary events of default, including: (i) non-payment of principal when due; (ii) non-payment of interest, fees or other amounts after a grace period; (iii) failure of any representation or warranty to be true in all material respects when made or deemed made; (iv) failure to maintain financial ratios; (v) violation of any other covenants subject to a grace period; (vi) defaults under other debt instruments or contingent obligations in excess of $100 million, including a default under the notes offered in this offering memorandum; (vii) commencement of bankruptcy or similar proceedings by or on behalf of us or one of our material subsidiaries; (viii) change of control; (ix) judgments entered against us or any of our material subsidiaries involving a liability in excess of $100 million; (x) failure of any security document to remain in full force and effect in accordance with its terms; and (xi) certain ERISA violations.

Receivables Facility

On April 7, 2017, we entered into a Master Repurchase Agreement (including the annexes thereto, the “Repurchase Agreement”) and a Master Framework Agreement, as amended annually (the “Framework Amendment” and, together with the Repurchase Agreement (each, as previously amended, the “Receivables Facility”). Under the Receivables Facility, we may sell a portfolio of available and eligible outstanding customer accounts receivable to the purchasers and simultaneously agree to repurchase the receivables on a weekly basis.

The eligible amount of customer accounts receivable which may be sold under the Receivables Facility is up to $400 million and the commitment amount during the Seasonal Commitment Period of February 25, 2022 to June 17, 2022 is up to $160 million (such amount, the “Seasonal Committed Amount”). The Receivables Facility is considered a secured financing with the customer accounts receivable, related contract rights and proceeds thereof (and the collection accounts into which the same are deposited) constituting the collateral therefor. The repurchase price for customer accounts receivable sold during (i) the Seasonal Commitment Period (a) in amounts up to the Seasonal Committed Amount, is the sum of the daily simple secured overnight financing rate (“Daily Simple SOFR”) (with a floor of zero) plus 0.90% and (b) in amounts in excess of the Seasonal Committed Amount, is the sum of Daily Simple SOFR plus an applicable margin rate agreed between the parties at the time of any such transaction, and (ii) any period other than the Seasonal Commitment Period, is the sum of Daily Simple SOFR (with a floor of zero) plus an applicable margin rate agreed between the parties at time of any such transaction. The Receivables Facility expires on August 19, 2022.

We account for the sale of receivables under the Receivables Facility as short-term debt and continue to carry the receivables on our Consolidated Balance Sheet, primarily as a result of our requirement to repurchase receivables sold. As of September 30, 2021 and 2020, there were $0.0 million and $20.0 million, respectively, in borrowings on receivables pledged as collateral under the Receivables Facility, and the carrying value of the receivables pledged as collateral was $0.0 million and $22.3 million, respectively.

THE EXCHANGE OFFER

General

We are offering to exchange in the exchange offer any and all of the original notes for an equal principal amount of the exchange notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. The original notes are, and the exchange notes will be, part of a single class of notes in the aggregate principal amount of $400 million.

Purpose of the Exchange Offer

On August 13, 2021, we issued and sold $400 million aggregate principal amount of the original notes to the initial purchasers in a private placement transaction that was exempt from the registration requirements of the Securities Act. In connection with the private placement, we entered into the registration rights agreement with the initial purchasers, pursuant to which we agreed to exchange the original notes for exchange notes which we agreed to register under the Securities Act, and we also granted holders of the original notes rights under limited circumstances to have resales of their original notes registered under the Securities Act.

Under the registration rights agreement, we agreed to file within 465 days after August 13, 2021 a registration statement with the SEC for the exchange of the original notes for the exchange notes. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC within 555 days after August 13, 2021, and to commence the exchange offer following the effectiveness of the registration statement.

We urge you to read the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the registration rights agreement are also available as set forth under the caption “Where You Can Find More Information.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, we will accept for exchange any and all original notes that are validly tendered at or prior to the expiration time and not validly withdrawn. The principal amount of the exchange notes issued in the exchange offer will be the same as the principal amount of the original notes that are validly tendered and accepted for exchange. You may tender your original notes in whole or in part. However, if you tender less than all of your original notes, you may tender your original notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes. Upon consummation of the exchange offer, the rights of holders of the notes under the registration rights agreement, including rights relating to registration and payment of additional interest upon a registration default, generally will terminate.

The exchange notes will evidence the same debt as the original notes, and will be fully and unconditionally guaranteed on a senior unsecured basis by the same subsidiary guarantors that guarantee the original notes. The indenture governing the exchange notes will be the same indenture that governs the original notes. The exchange notes and any original notes that remain outstanding after the consummation of the exchange offer will constitute a single class of debt securities under the indenture.

As of the date of this prospectus, $400 million aggregate principal amount of the original notes are outstanding and registered in the name of Cede & Co., as nominee of DTC. Only registered holders of the original notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. Except for the federal securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the consummation of the exchange offer.

We will be deemed to accept all of the original notes that are validly tendered in the exchange offer and not validly withdrawn if, as, and when we give oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender your original notes in the exchange offer, you will not be required to pay any brokerage commissions or fees with respect to the exchange of your original notes for the exchange notes or, except as described below under “—Transfer Taxes,” pay any transfer taxes in connection with such exchange.

Expiration Time; Extensions; Amendments

The expiration time for the exchange offer is 11:59 p.m., New York City time, on January 20, 2022, unless we, in our sole discretion, extend the exchange offer, in which case the expiration time for the exchange offer will be the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time:

•notify the exchange agent of any extension orally or in writing; and

•make a public announcement of the extension.

During an extension of the expiration time, all original notes previously validly tendered will remain subject to the terms and conditions of the exchange offer and will be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

We expressly reserve the right:

•to extend the expiration time;

•to delay accepting any original notes due to an extension of the exchange offer;

•to amend the exchange offer in any manner; or

•if any conditions listed below under “—Conditions to the Exchange Offer” are not satisfied or waived, to terminate the exchange offer and not accept any original notes for exchange.

Any extension, delay in acceptance, amendment or termination will be followed promptly by notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine constitutes a material change (including waiver of a material condition to the exchange offer), we will promptly disclose the amendment by means reasonably calculated to inform the registered holders of the original notes of such amendment, and we will extend the exchange offer to the extent required by law. Generally, we must keep the exchange offer open for at least five business days following a material change.

Without limiting the manner in which we may choose to make a public announcement of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate such public announcement, other than by making a timely press release to an appropriate news agency.

Interest on the Exchange Notes

Exchanging original notes for exchange notes will not affect the amount of interest a holder will receive. The exchange notes will accrue interest at the same rate (4.375% per annum) and on the same terms as the original notes. Interest will be payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2022.

When the first interest payment is made with regard to the exchange notes, we will also pay interest on the original notes that are exchanged, from the most recent interest date on which interest has been paid to, but not including, the day the exchange notes are issued. Interest on the original notes that are exchanged will cease to accrue on the day prior to the date on which the exchange notes are issued.

Procedures for Tendering Original Notes

Only a record holder of original notes may tender original notes in the exchange offer. When a record holder tenders original notes for exchange and we accept such original notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a record holder who wishes to tender original notes for exchange must, at or prior to the expiration time:

•transmit a properly completed and duly executed letter of transmittal, together with the original notes being tendered and any other documents required by the letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under “—Exchange Agent”; or

•if original notes are tendered pursuant to DTC’s book-entry transfer procedures, arrange for an “agent’s message” to be transmitted by DTC to the exchange agent at the address set forth below under “—Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the original notes being tendered into the exchange agent’s account at DTC, along with the agent’s message.

The term “agent’s message” means a message that:

•is electronically transmitted by DTC to the exchange agent;

•is received by the exchange agent and forms a part of a book-entry transfer;

•states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations contained in, the letter of transmittal; and

•states that we may enforce the letter of transmittal against such holder.

If you wish to tender original notes and:

•certificates for the original notes are not immediately available;

•the letter of transmittal, the original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or

•the procedures for book-entry transfer cannot be completed at or prior to the expiration time, you may tender your original notes by complying with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

The method of delivery of the original notes, the letter of transmittal or an agent’s message, and any other required documents to the exchange agent is at your election and sole risk. We recommend that you use overnight or hand delivery service. If such delivery is by mail, we recommend that you use properly insured registered mail, return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration time. No letters of transmittal or original notes should be sent directly to us.

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing, signing and delivering the letter of transmittal, together with your original notes and any other required documents, to the exchange agent, you must either:

•make appropriate arrangements to register ownership of the original notes in your name; or

•obtain a properly completed bond power from the registered holder.

Please note that the transfer of registered ownership may take considerable time.
Signatures on a letter of transmittal or notice of withdrawal must be guaranteed unless the original notes tendered for exchange are tendered:

•by the registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United

States, or certain other eligible institutions as that term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If original notes are registered in the name of a person other than the person who signed the letter of transmittal, the original notes tendered for exchange must be endorsed by, or accompanied by a written instrument of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any original notes, any notice of withdrawal or any instrument of transfer, such persons must so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority to so act.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange and all other required documents. We reserve the absolute right to:

•reject any and all tenders of any original notes not validly tendered;

•refuse to accept any original notes if, in our judgment or the judgment of our counsel, acceptance of the original notes may be deemed unlawful;

•waive any defects or irregularities as to all or any particular original notes, either before or after the expiration time;

•waive any conditions of the exchange offer; and

•determine the eligibility of any holder who seeks to tender original notes in the exchange offer.

Our determinations, either before or after the expiration time, with respect to the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, or as to any questions with respect to the tender of any original notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all original notes. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we may determine, unless we waive such defects or irregularities. Neither we nor the exchange agent will be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, or to waive any such defects or irregularities, nor will either of us incur any liability for failure to give such notification or waiver.

While we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers to purchase any original notes that remain outstanding after consummation of the exchange offer. We also reserve the right to terminate the exchange offer, as described below under “—Conditions to the Exchange Offer,” and, to the extent permitted by applicable law, purchase the original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ materially from the terms of the exchange offer.

If you wish to tender your original notes for exchange notes in the exchange offer, we will require you to represent that:

•you are acquiring the exchange notes in the ordinary course of your business;

•you have no arrangement or understanding with any person to participate, you are not participating, and you do not intend to participate, in the distribution of the exchange notes (within the meaning of the Securities Act);

•you are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of ours;

•you are not tendering original notes that have, or that are reasonably likely to have, the status of an unsold allotment of the initial placement of the original notes; and

•if you are a broker-dealer, (i) you will receive the exchange notes for your own account, (ii) you acquired the original notes as a result of market-making activities or other trading activities and (iii) you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

If you do not meet these requirements and are unable to make the foregoing representations, you may not participate in the exchange offer, and any sale or transfer of your original notes must comply with the registration and prospectus delivery requirements of the Securities Act, unless such sale or transfer is made pursuant to an exemption from those requirements. See “—Consequences of Failure to Exchange Original Notes” below for additional information.

We make no recommendation as to whether you should exchange or refrain from exchanging all or any portion of your original notes in the exchange offer. In addition, we have not authorized anyone to make any such recommendation. You must make your own decision as to whether to exchange your original notes in the exchange offer and, if so, the aggregate amount of original notes to exchange, after reading this prospectus and the letter of transmittal and consulting with your advisors.

Resales of the Exchange Notes

Based on interpretations by the staff of the SEC contained in several no-action letters issued to third parties, we believe that a holder of original notes who meets the requirements and is able to make the representations described above under “—Procedures for Tendering Original Notes” may offer for resale, resell or otherwise transfer the exchange notes received in the exchange offer without further registration and, except as described below, without the need to deliver a prospectus under the Securities Act. Any holder who does not meet these requirements and is unable to make such representations:

•will not be able to rely on the interpretations of the staff of the SEC contained in such no-action letters;

•will not be permitted to participate in the exchange offer; and

•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such holder’s original notes, unless such sale or transfer is made pursuant to an exemption from those requirements.

Under the registration rights agreement, we agreed, among other matters, to file a shelf registration statement covering resales of the original notes (i) if applicable law or SEC policy do not permit us to effect the exchange offer, (ii) if for any reason the exchange offer is not consummated within 555 days following August 13, 2021, or (iii) with respect to any holder of the notes, (A) such holder is prohibited by applicable law or SEC policy from participating in the exchange offer, (B) such holder may not resell the notes to the public without delivering a prospectus and that this prospectus is not available for such resales or would not satisfy such prospectus delivery requirement by such holder, or (C) such holder is a broker-dealer and holds the notes acquired directly from us or one of our affiliates. See “—Filing of Shelf Registration Statement” below for additional information. We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement.

In connection with the resale of exchange notes, any participating broker-dealer who acquired the original notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act. In no-action letters issued to third parties, the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes by delivery of the prospectus relating to the exchange offer. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of the exchange notes during the one-year period following the consummation of the exchange offer. See “Plan of Distribution” for a discussion of certain exchange and resale obligations of broker-dealers in connection with the exchange offer.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Because the SEC has not considered this exchange offer in the context of a no-action letter, we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. If our belief is not accurate and you sell or transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Consequences of Failure to Exchange Original Notes

If you do not exchange your original notes in the exchange offer, whether because you are not eligible to participate in the exchange offer or you decline to tender your original notes for exchange, your original notes will, following the consummation of the exchange offer, continue to be subject to the restrictions on transfer as stated in the indenture and the legend on the original notes. In general, original notes, unless the transfer is registered under the Securities Act, may not be offered, resold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. We are required to file such a registration statement in only specific, limited circumstances which may not apply to you or your original notes. See “—Filing of Shelf Registration Statement” below for additional information. If you are eligible to participate in the exchange offer, you should not decline to do so based on the assumption that a shelf registration statement will be on file and effective when you intend to resell your original notes.

See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offer” for a discussion of certain risks you should consider before deciding whether to participate in the exchange offer.

Book-Entry Transfer

Within two business days after receipt of this prospectus, the exchange agent is obligated to make a request to establish an account for the original notes at DTC for purposes of the exchange offer, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Subject to the establishment of the account, any financial institution that is a participant in DTC’s system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.” DTC will verify such acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer.

The confirmation of such book-entry transfer will include an agent’s message or a validly completed and duly executed letter of transmittal. The agent’s message or letter of transmittal, with any required signature guarantees, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” at or prior to the expiration time, or the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your original notes and: (i) certificates for the original notes are not immediately available; (ii) the letter of transmittal, the original notes or any other required documents cannot be delivered to the exchange agent at or prior to the expiration time; or (iii) the procedures for book-entry transfer cannot be completed at or prior to the expiration time, you may effect a tender if:

•at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth your name and address and the amount of the original notes being tendered. The notice of guaranteed delivery will state that the tender is being made and will guarantee that, within three business days after the expiration time, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•the exchange agent receives the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three business days after the expiration time.

Withdrawal of Tenders

You may withdraw tenders of your original notes at any time prior to the expiration time. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration time. Any such notice of withdrawal must:

•specify the name of the holder having tendered the original notes to be withdrawn;

•include a statement that such holder is withdrawing its election to have such original notes exchanged;

•identify the original notes to be withdrawn (including the aggregate principal amount of the original notes to be withdrawn);

•where certificates for original notes have been physically tendered, specify the name in which such original notes are registered, if different from that of the withdrawing holder, and the certificate numbers of the particular certificates to be withdrawn;

•where original notes have been tendered pursuant to DTC’s procedures for book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with DTC’s book-entry transfer procedures; and

•bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such original notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal, and our determination will be final and binding on all parties. Any original notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer, and we will not issue exchange notes with respect to such original notes, unless such original notes are validly re-tendered. Validly withdrawn notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering Original Notes” at any time at or prior to the expiration time.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, promptly following the expiration time, we will accept for exchange all original notes that are validly tendered and not validly withdrawn and will issue the exchange notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered original notes for exchange when, as, and if we have given oral or written notice of acceptance to the exchange agent. For each original note accepted for exchange, the holder will receive an exchange note, the issuance of which is registered under the Securities Act, having a principal amount equal to, and in the denomination of, that of the tendered original note.

Return of Notes

If we do not accept any tendered original notes, or if a holder withdraws previously tendered original notes or submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted, withdrawn or non-exchanged original notes without cost to the tendering holder promptly following the rejection of the tender, withdrawal or expiration or termination of the exchange offer, as applicable. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such unaccepted, withdrawn or non-exchanged original notes will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and we may amend or terminate the exchange offer as provided in this prospectus if, at any time before the expiration time, any of the following circumstances or events occurs and is not waived:

•any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;

•any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus forms a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•the exchange offer or the making of any exchange by a holder of original notes would violate applicable law or any applicable interpretation of the staff of the SEC.

If, at any time prior to the expiration time, any of the foregoing circumstances or events has occurred, we may:

•refuse to accept any original notes and return all tendered original notes to the respective holders;

•extend the exchange offer and retain all original notes tendered at or prior to the expiration time, subject, however, to your rights to withdraw such original notes; or

•waive the occurrence of such circumstance or event with respect to the exchange offer and accept all validly tendered original notes that have not been validly withdrawn.

If the waiver constitutes a material change to the terms of the exchange offer, we will promptly disclose the waiver by means reasonably calculated to inform the registered holders of the original notes of such waiver, and we will extend the exchange offer to the extent required by law. Generally, we must keep the exchange offer open for at least five business days following a material change.

The condition that none of the foregoing circumstances or events have occurred is for our sole benefit and may be asserted by us, regardless of the circumstances giving rise to such circumstances or events, and the occurrence of any circumstance or event may be waived by us, in whole or in part, in our sole discretion. Any determination by us concerning the circumstances or events described above will be final and binding on all parties. Our rights hereunder will be deemed an ongoing right which may be asserted at any time and from time to time by us prior to the expiration time.

Termination of Rights

If you are a holder of original notes, your rights under the registration rights agreement will generally terminate upon consummation of the exchange offer, except with respect to our continuing obligations to indemnify you and your related parties against certain liabilities, including liabilities under the Securities Act. After the exchange offer is consummated, except in limited circumstances, you will no longer be entitled to any exchange or registration rights with respect to any original notes that you continue to own.

Filing of Shelf Registration Statement

Under the registration rights agreement, we agreed, among other matters, that (i) if applicable law or SEC policy do not permit us to effect the exchange offer, (ii) if for any reason the exchange offer is not consummated within 555 days following August 13, 2021, or (iii) with respect to any holder of the notes, (A) such holder is prohibited by applicable law or SEC policy from participating in the exchange offer, (B) such holder may not resell the notes to the public without delivering a prospectus and that this prospectus is not available for such resales or would not satisfy such prospectus delivery requirement by such holder, or (C) such holder is a broker-dealer and holds the notes acquired directly from us or one of our affiliates, then, upon such holder’s request, we and the subsidiary guarantors will, at our cost:

•as promptly as practicable and in any event on or prior to the earliest to occur of (i) the 30th day after the date on which we determine that we are not required to file the exchange offer registration statement, (ii) the 30th day after the date on which we receive notice from a holder of the notes as contemplated under this section and (iii) the 525th day after August 13, 2021 (such earlier date being the “shelf filing deadline”), file a shelf registration statement covering resales of the original notes;

•use our respective reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days after the shelf filing deadline; and

•use our reasonable best efforts to keep the shelf registration continuously effective for a period of at least one year following the effective date of such shelf registration.

We do not intend to file a shelf registration statement covering resales of the original notes unless we are required to do so under the registration rights agreement. If we file a shelf registration statement, we will provide to each holder of the original notes copies of the shelf registration statement and the prospectus which forms a part of the shelf registration statement, notify each holder when the shelf registration statement for the original notes has been filed with the SEC and become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells the original notes pursuant to the shelf registration statement generally will be:

•required to be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers;

•subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

•bound by the provisions of the registration rights agreement which are applicable to such a holder, including indemnification obligations.

In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement and to provide any comments on the shelf registration statement within the time periods described in the registration rights agreement to have their notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described in “—Additional Interest” below.

Additional Interest

If any of the following (each a “registration default”) occurs:

•the exchange offer registration statement is not filed with the SEC on or before the 465th calendar day following August 13, 2021;

•the exchange offer registration statement is not declared effective on or before the 555th calendar day following August 13, 2021;

•the exchange offer is not consummated on or before the 555th calendar day following August 13, 2021; or

•the exchange offer registration statement has been filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment that cures such failure and that is itself immediately declared effective, the interest rate payable with respect to the original notes will be increased by 0.25% per annum during the 90-day period immediately following the occurrence of such registration default. After such 90 day period, if such registration default has not yet been cured, the interest rate will increase by an additional 0.25% per annum with respect to the next subsequent 90-day period; provided, however, in no event shall any increase exceed an aggregate of 0.50% per annum. Such interest is payable in addition to any other interest payable from time to time with respect to the original notes in cash on each interest payment date to the holders of record for such interest payment date. Following the cure of all registration defaults, the accrual of additional interest will stop and the interest rate will be reduced to the original rate.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the exchange offer, and requests for additional copies of this prospectus, the letter of transmittal and any other required documents, should also be directed to the exchange agent at the address set forth below:

By registered mail, certified mail, overnight courier or hand delivery:
U.S. Bank National Association
U.S. Bank West Side Flats Operations Center
60 Livingston Ave.
St. Paul, MN 55107
Attn: Specialized Finance
Reference: The Scotts Miracle-Gro Company

By facsimile (for eligible institutions only):
(651) 466-7372
Reference: The Scotts Miracle-Gro Company

For information or confirmation by telephone:
Specialized Finance
(800) 934-6802

Delivery of the letter of transmittal or any other required documents to an address other than as set forth above or transmission of the letter of transmittal or any other required documents via facsimile to a number other than the one listed above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation of tenders through DTC. However, solicitations may also be made by mail, electronic mail, facsimile or telephone or in person by our officers and regular employees.

We have not retained any dealer manager in connection with the exchange offer, and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses. We will also reimburse brokers, dealers, commercial banks, trust companies and other nominees for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders of the original notes for exchange.

We estimate that our cash expenses in connection with the exchange offer will be approximately $150,000. These expenses include SEC registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if we are instructed to register exchange notes in the name of, or requested to return any original notes not tendered or accepted for exchange to, a person other than the registered tendering holder, or if a transfer tax is imposed for any other reason, other than by reason of the exchange of the original notes in the exchange offer. If satisfactory evidence of payment of such transfer taxes or exemption from payment is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded in our accounting records at the same carrying value as the original notes for which they are exchanged. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the words “Company,” “Issuer,” “Scotts,” “us,” “we” and “our” refer only to The Scotts Miracle-Gro Company and not to any of its subsidiaries. The term “Notes,” as used in this description, means the Issuer’s senior debt securities designated as its 4.375% Senior Notes due 2032, including the original notes and the exchange notes, in each case except as otherwise expressly provided or as the context otherwise requires.

We issued the original notes, and will issue the exchange notes, under an indenture, dated as of August 13, 2021, among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). You may obtain a copy of the Indenture from the Issuer at its address set forth under “Where You Can Find More Information.”

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the exchange notes are substantially identical to the terms of the original notes, including interest rates and maturity, except that the exchange notes will not be subject to the transfer restrictions, registration rights and additional interest provisions applicable to the original notes.

The exchange notes and any original notes that remain outstanding after the consummation of the exchange offer will have the same terms, will constitute a single class of debt securities under the Indenture and, therefore, will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

A registered holder of a Note (each, a “Holder”) will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The Notes will be:

•general unsecured obligations of the Company;

•pari passu in right of payment with all of the Company’s existing and future unsecured, unsubordinated Indebtedness, including Indebtedness arising under the 2026 Notes, the 2029 Notes and the 2031 Notes;

•effectively subordinated to all of the Company’s existing and future secured Indebtedness, including under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•senior in right of payment to any of the Company’s future Indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes; and

•structurally subordinated to all liabilities of the Company’s Subsidiaries that are not Guarantors.

The Subsidiary Guarantees

As of the Issue Date, the Notes will be guaranteed by all of the Restricted Subsidiaries of the Company that are guarantors of the 2026 Notes, the 2029 Notes and the 2031 Notes and the Indebtedness under the Credit Agreement.

The Guarantees of the Notes will be:

•general unsecured obligations of each Guarantor;

•pari passu in right of payment with all existing and future unsecured, unsubordinated Indebtedness of each Guarantor, including Indebtedness arising under such Guarantor’s guarantee of the 2026 Notes, the 2029 Notes and the 2031 Notes;

•senior in right of payment to any future Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; and

•effectively subordinated to any secured Indebtedness of each Guarantor (including each Guarantor’s guarantee of the Credit Agreement) to the extent of the value of the assets securing such Indebtedness.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

As of September 30, 2021, the Company and the Guarantors had total secured Indebtedness of $670.0 million (excluding $19.8 million of letters of credit outstanding), and $1,480.2 million of additional secured Indebtedness was available to be borrowed under the Credit Agreement. The Indenture permits us and the Guarantors to incur additional Indebtedness, including secured Indebtedness. As of the date hereof, all of our subsidiaries, including our Foreign Subsidiaries, are “Restricted Subsidiaries,” other than The Scotts Miracle-Gro Foundation, which is an “Unrestricted Subsidiary.” Under the circumstances described below under the caption “—Certain Covenants—Unrestricted Subsidiaries,” we are permitted to designate additional subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes. As of the date hereof, all of our Subsidiaries, except for our Foreign Subsidiaries; Scotts Global Services, Inc., an Ohio corporation; and The Scotts Miracle-Gro Foundation, a 501(c)(3) Ohio corporation, will guarantee the Notes. With the exception of The Scotts Miracle-Gro Foundation, in the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Pursuant to federal tax law, the assets of The Scotts Miracle-Gro Foundation may only be applied for charitable endeavors. Our non-guarantor subsidiaries generated 8.5% of our consolidated net sales and 0.5% of our consolidated net income for the fiscal year ended September 30, 2021, and accounted for 10.0% of our consolidated assets and 3.6% of our consolidated liabilities as of September 30, 2021. As of September 30, 2021, the Notes and the guarantees were structurally subordinated to $12.0 million of indebtedness of the non-guarantor subsidiaries.

The Subsidiary Guarantee of a Guarantor will be released:

(1) upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), in accordance with the Indenture, to any Person other than the Company or any Restricted Subsidiary;

(2) if such Guarantor merges with and into the Company, with the Company surviving such merger;

(3) if such Guarantor is designated an Unrestricted Subsidiary in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture;

(4) if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “—Satisfaction and Discharge”;

(5) if such Guarantor ceases to be a Restricted Subsidiary and such Guarantor is not otherwise required to provide a Guarantee of the Notes pursuant to the provisions described under “—Certain Covenants—Additional Subsidiary Guarantees”;

(6) at the election of the Company following such Guarantor’s release as a guarantor under the Credit Agreement and the 2026 Notes, the 2029 Notes and the 2031 Notes, except a release by or as a result of the repayment of the Credit Agreement or the 2026 Notes, the 2029 Notes and the 2031 Notes; or

(7) if a Domestic Restricted Subsidiary required to become a Guarantor following the Issue Date by virtue of the provisions described under “—Certain Covenants—Additional Subsidiary Guarantees” thereafter ceases to Guarantee or be a primary obligor with respect to (as applicable) the underlying obligation (other than the Credit Agreement or the 2026 Notes, the 2029 Notes and the 2031 Notes) initially giving rise to the creation of such Guarantee.

Principal, Maturity and Interest

The Company may issue additional Notes (the “Additional Notes”) having identical terms and conditions as the Notes except for issue date, issue price and first interest payment date. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The original notes were and the exchange notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on February 1, 2032.

Interest on the Notes will accrue at the rate of 4.375% per annum from the Issue Date. Interest is payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2022. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 15 and July 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

We will pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Notes.

Paying Agent and Registrar for the Notes

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Optional Redemption

On or after August 1, 2026, the Company may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Redemption Year	Price
2026	102.188%
2027	101.458%
2028	100.729%
2029 and thereafter	100.000%

Prior to August 1, 2024, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 104.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding after each such redemption; and

(2) the redemption occurs within 60 days after the closing of such Equity Offering.

In addition, at any time prior to August 1, 2026, the Company may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at August 1, 2026 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note (excluding accrued and unpaid interest to such redemption date) through August 1, 2026, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means the weekly average of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in each statistical release for the immediately preceding week designated “H.15” under the caption “Treasury constant maturities” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity that has become publicly available at least two Business Days prior to the Redemption Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2026; provided, however, that if the period from the redemption date to August 1, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis subject to adjustment for minimum denominations.

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail or electronically delivered if held by DTC at least 15 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

Notice of any redemption of Notes may, at the Company’s discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. The Company will provide prompt written notice to the Trustee rescinding any such conditional redemption in the event that any such condition precedent shall not have occurred, and thereafter such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Company rescinding such conditional redemption, the Trustee will promptly send a copy of such notice to the Holders of the Notes to be redeemed.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Offer to Repurchase upon Change of Control

If a Change of Control occurs, unless the Company at such time has given an unconditional notice of an optional redemption with respect to all outstanding Notes, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the “Change of Control Offer.” In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase. Within 30 days following any Change of

Control, unless the Company at such time has given an unconditional notice of an optional redemption with respect to all outstanding Notes, the Company will mail or electronically deliver if held by DTC a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the “Change of Control Payment Date” specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or electronically deliver if held by DTC to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

A Change of Control will constitute an event of default under the Credit Agreement and may constitute an event of default under other Credit Facilities or Receivables Financings. Agreements governing existing or future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness (including the 2026 Notes, the 2029 Notes and the 2031 Notes) to be repurchased or repaid upon a Change of Control. The Credit Agreement prohibits, and the agreements governing existing or future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by the Credit Agreement or the agreements governing such existing or future Indebtedness, as the case may be, has been repurchased or repaid. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. In addition, the definition of “Change of Control” under the Indenture may not correspond exactly to the definition of “change of control” (or similar term) under the Company’s other Indebtedness (including the 2026 Notes, the 2029 Notes and the 2031 Notes), and as a result, a “change of control” offer may be made to holders of all or some of such other Indebtedness after a transaction that does not constitute a Change of Control under the Indenture.

The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as approved in good faith by the Company’s Board of Directors; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are (x) assumed by the transferee of any such assets or (y) discharged in a transaction pursuant to which neither the Company nor any Restricted Subsidiary has any liability following such Asset Sale;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(iii) the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y); provided that the determination of the fair market value of assets or Equity Interests in excess of $250.0 million received in any transaction or series of related transactions shall be evidenced by an officers’ certificate delivered to the Trustee.

Within a period of 450 days (commencing after the Issue Date) before or after the receipt of any Net Proceeds of any Asset Sale (provided that if during such 450-day period after the receipt of any such Net Proceeds the Company (or the applicable Restricted Subsidiary) enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (B), (D) or (E) of this paragraph after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement)), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(A) to repay, prepay, redeem or repurchase Indebtedness (other than securities) under Credit Facilities or Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness of such Restricted Subsidiary owed to the Company or any of its Restricted Subsidiaries) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required));

(B) to acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary;

(C) to make capital expenditures;

(D) to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business or will replace assets that are subject to such an Asset Sale;

(E) to make Investments in joint ventures pursuant to clauses (13) and (14) of the definition of “Permitted Investments”; or

(F) a combination of prepayment and investment permitted by the foregoing clauses (A), (B), (C), (D) and (E).

Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility or Receivables Financings, if any, or otherwise invest such Net Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 451st day (as extended pursuant to the provisions in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B), (C), (D), (E) or (F) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D), (E) or (F) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales, including the 2026 Notes, the 2029 Notes and the 2031 Notes and, in each case, the related Guarantees thereof (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $250.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $250.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $250.0 million).

Each Net Proceeds Offer will be mailed or electronically delivered if held by DTC to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Certain Covenants

Covenant Suspension

If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture, then beginning on that day and subject to the provisions of the following paragraph, the provisions specifically listed under the following captions in this prospectus will be suspended:

•“—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales,”

•“—Restricted Investments,”

•“—Incurrence of Indebtedness and Issuance of Preferred Stock,”

•“—Limitations on Layering Indebtedness,”

•clause (a)(ii) of “—Certain Covenants—Merger, Consolidation or Sale of Assets,”

•“—Dividend and Other Payment Restrictions Affecting Subsidiaries” and

•“—Transactions with Affiliates”

(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this section is called the “Suspension Period.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the second preceding sentence and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Investments made and Indebtedness incurred after the time of such withdrawal, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under the caption “—Restricted Investments” and “—Incurrence of Indebtedness and Issuance of Preferred Stock” as though such covenant had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing and any other provision of the Indenture, the Notes or the Guarantees, no Default or Event of Default shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Subsidiaries shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or events occurring during a Suspension Period (including without limitation any agreements, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Restricted Investments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Investment unless, at the time of and after giving effect to such Restricted Investment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Investment and after giving pro forma effect thereto as if such Restricted Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Company and its Restricted Subsidiaries (excluding Restricted Investments permitted by clauses (1) and (2) of the next succeeding paragraph) after the 2018 Notes Issue Date, is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the 2018 Notes Issue Date occurred to and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Investment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash (other than a sale to the Company or a Restricted Subsidiary) or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(iv) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary.

As of September 30, 2021, the amount available for Restricted Investments pursuant to clause (c) above was $1,474.3 million.

The preceding provision will not prohibit: (1) Restricted Investments in an amount not to exceed $600.0 million outstanding at any time and (2) Permitted Additional Restricted Investments, in each case, so long as no Default shall have occurred and be continuing at the time of the making thereof. For purposes of determining compliance with this covenant, in the event that a Restricted Investment or Permitted Investment meets the criteria of more than one of the categories described in the immediately preceding sentence, described in clauses (1) through (14) of the definition of Permitted Investments or is permitted pursuant to the first paragraph of this covenant, the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Investment or Permitted Investment in any manner that complies with this covenant or the definition of Permitted Investment.

The amount of all Restricted Investments (other than cash) shall be the fair market value on the date of the Restricted Investment of the asset(s) or securities in which the Company or its Restricted Subsidiary, as the case may be, proposes to invest. The fair market value of any assets or securities that are required to be valued by this covenant shall be approved in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of a Permitted Additional Restricted Investment, the Company shall deliver to the Trustee an officers’ certificate stating that such Permitted Additional Restricted Investment is permitted and setting forth the basis upon which the calculations required by this “Restricted Investments” covenant were computed.

Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Investments or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Investment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary.”

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Restricted Subsidiaries may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, that the amount of

Indebtedness (including Acquired Debt), Disqualified Stock or preferred stock that may be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors, pursuant to the foregoing, shall not exceed $500.0 million at any one time outstanding.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate amount (with letters of credit being deemed to have an amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $2.80 billion, less the sum of (i) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” and (ii) the amount of Indebtedness in excess of $500.0 million incurred pursuant to clause (10) below of this paragraph;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes), the Subsidiary Guarantees of all Notes, the 2026 Notes, Subsidiary Guarantees of all 2026 Notes, the 2029 Notes, Subsidiary Guarantees of all 2029 Notes, the 2031 Notes and Subsidiary Guarantees of all 2031 Notes;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of assets used in the business of the Company or such Restricted Subsidiary, or in respect of a Sale and Leaseback Transaction, in an aggregate principal amount, and all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $400.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clause (2) or (3) above or this clause (5) or pursuant to the first paragraph of this covenant;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so guaranteeing such Indebtedness;

(9) the incurrence by any of the Company’s Foreign Subsidiaries of Indebtedness in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed (x) $200.0 million at any time outstanding plus (y) $200.0 million at any time outstanding; provided that any Indebtedness under this subclause (y) shall be supported by a letter of credit incurred under one or more Credit Facilities pursuant to clause (1) of this paragraph;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to a Receivables Financing;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(12) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

(13) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (13) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (13) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $750.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Agreement on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”

Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Debt is incurred.

Limitations on Layering Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or of such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in the right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Company or such Restricted Subsidiary, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior prior liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority liens.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) assign or convey any right to receive income on any asset now owned or hereafter acquired or (2) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired or on any income or profits therefrom except, in each case, Permitted Liens, unless the Notes and the Guarantees, as applicable, are

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Obligation is secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(2) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, the 2026 Notes, the 2026 Notes Indenture, the 2029 Notes, the 2029 Notes Indenture, the 2031 Notes, the 2031 Notes Indenture, Hedging Obligations and the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, the 2026 Notes, the 2026 Notes Indenture, the 2029 Notes, the 2029 Notes Indenture, the 2031 Notes, the 2031 Notes Indenture, Hedging Obligations or the Credit Agreement, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Guarantees;

(3) applicable law, rule, regulation, order, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company (including by way of merger) or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens,” to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions applicable to Foreign Subsidiaries and other Non-Guarantors under terms of Indebtedness applicable thereto, in each case permitted to be incurred under the Indenture and in “support agreements” and Guarantees of any such Indebtedness, so long as, in the case of Non-Guarantors that are Domestic Restricted Subsidiaries, the Company determines in good faith that such restrictions or encumbrances will not adversely affect the Company’s ability to make payments of principal or interest on the Notes;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) customary restrictions under Receivables Financings permitted to be incurred under the Indenture;

(14) any operating lease or Finance Lease Obligation, insofar as the provisions thereof limit the grant of a security interest in, or other assignment of, the related leasehold interest to any other Person; and

(15) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those in effect on the Issue Date pursuant to agreements in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

(a) The Company will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis) for the Company and its Restricted Subsidiaries, whether as an entirety or substantially as an entirety, to any Person unless:

(i) either:

(1) the Company shall be the surviving or continuing corporation or

(2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries as an entirety or substantially as an entirety (the “Surviving Entity”):

(x) shall be an entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the

Registration Rights Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that this clause (ii) shall not apply during any Suspension Period;

(iii) immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) the Company or such Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clause (ii) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation or merger of the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes and the Registration Rights Agreement with the same effect as if such Surviving Entity had been named as such; provided, however, that the Company shall not be released from its obligations under the Indenture, the Notes or the Registration Rights Agreement in the case of a lease.

(b) Each Guarantor will not, and the Company will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Guarantor unless:

(i) if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee; and

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Subsidiary Guarantee in accordance with the provisions described under the last paragraph of “Brief Description of the Notes and the Guarantees—The Subsidiary Guarantees.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries and transactions between or among Restricted Subsidiaries;

(2) Restricted Investments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Investments”;

(3) customary transactions in connection with a Receivables Financing or an industrial revenue bond financing;

(4) reasonable fees and compensation paid to (including issuances and grant of Equity Interests of the Company, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business as approved in good faith by the Company’s Board of Directors or senior management;

(5) (x) any agreement in effect on the Issue Date and disclosed in this prospectus (including by incorporation by reference), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Company in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(6) loans or advances to employees and officers of the Company and its Restricted Subsidiaries permitted by clause (9) of the definition of “Permitted Investments”;

(7) transactions with The Scotts Miracle-Gro Foundation, an Ohio non-profit corporation; or

(8) any payment or distribution on the account of the Company’s Equity Interests or to the direct or indirect holders of the Company’s Equity Interests and any purchase, redemption or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company, in each case not otherwise prohibited by the Indenture.

Additional Subsidiary Guarantees

If, after the date of the Indenture, (a) any Domestic Restricted Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Domestic Restricted Subsidiary) (x) guarantees any revolving loans, term loans or capital markets Indebtedness of the Company or a Guarantor or (y) otherwise incurs any revolving loans, term loans or capital markets Indebtedness, in the case of either (x) or (y) above in an aggregate principal amount in excess of $50.0 million, (b) any Domestic Restricted Subsidiary of the Company (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) becomes a borrower or guarantor under any revolving loans, term loans or capital markets Indebtedness (including, without limitation, the Credit Agreement and any Credit Facility incurred pursuant to clause (1) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) in an aggregate principal amount in excess of $50.0 million or a guarantor under the 2026 Notes, the 2029 Notes or the 2031 Notes or (c) the Company otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in the case of clauses (a) and (b) within 15 Business Days of the event under such clause occurring (so long as such Domestic Restricted Subsidiary was not a Guarantor immediately prior to such event) and in the case of clause (c) at the Company’s election, the Company shall cause such Restricted Subsidiary to:

(i) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Subsidiary Guarantee; and

(ii) deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary would be entitled to:

(a) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b) create a Lien on such property securing such Attributable Indebtedness without also securing the Notes or the applicable Guarantee pursuant to the covenant described under “—Liens”; and

(2) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a company subject to reporting under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) and (2) above with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes and to make such information available to securities analysts and prospective investors.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);

(3) failure by the Company to comply with its obligations under “—Certain Covenants Merger, Consolidation or Sale of Assets”;

(4) a default by the Company in the observance or performance of its obligations under “—Certain Covenants—Reports” which default continues for a period of 90 days;

(5) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes;

(6) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereto) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company, or any other default resulting in the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $250.0 million or more at any time; provided that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;
(7) one or more judgments in an aggregate amount in excess of $250.0 million (to the extent not covered by independent third party insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(8) except as permitted by the Indenture, any Subsidiary Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(9) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (9) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No single Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates therefor.

Under the Indenture, we will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof; provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default.

Limited Condition Transactions

When calculating the availability under any basket, test or ratio under the Indenture or compliance with any provision of the Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including any such ratio, test or basket (and any related requirements and conditions) with respect to such Limited Condition Transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of any Lien, any acquisition or the making of any Investment, Asset Sales or any disposition, issuance or other transaction excluded from the definition of Asset Sale), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under the Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement(s) for such Limited Condition Transaction is entered into and if, immediately after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of any Lien, any acquisition or the making of any Investment, Asset Sales or any disposition, issuance or other transaction excluded from the definition of Asset Sale) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of any Lien, any acquisition or the making of any Investment, Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and (c) Consolidated Cash Flow for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Cash Flow or Consolidated Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under the Indenture); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of the Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date of the definitive agreement, for such Limited Condition Transaction. For the avoidance of doubt, if the Company has exercised an LCT Election, and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under the Indenture.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal

Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under the Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company as provided in the Indenture) have been delivered to the Registrar for cancellation, and

(i) the Company has paid all sums payable under the Indenture by the Company, and

(ii) the Company has delivered to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

(b) the Company shall have given notice of redemption of all of the Notes, all of the Notes shall have otherwise become due and payable or all of the Notes will become due and payable, or may be called for redemption, within one year, and

(i) the Company has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which the Company is a party or by which it is bound;

(iii) the Company has paid all other sums payable under the Indenture; and

(iv) the Company has delivered to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees of the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in the provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

(6) change the price payable by the Company for Notes repurchased pursuant to the provisions described above under “—Offer to Repurchase upon Change of Control” and “—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or after the occurrence of a Change of Control, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto;

(7) waive a default in the payment of principal of or interest on any Note; provided that this clause (7) shall not limit the right of the Holders of a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described above under “—Events of Default and Remedies”;

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except as permitted by the Indenture;

(9) make any change in the preceding amendment and waiver provisions; or

(10) contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(5) to add any Person as a Guarantor;

(6) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to remove a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Subsidiary Guarantee;

(8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(9) to secure all of the Notes;

(10) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor; and

(11) to conform the Indenture or the Notes to this “Description of the Notes.”

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Concerning the Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2018 Notes Issue Date” means January 14, 2010.

“2026 Notes” means those certain 5.250% senior notes due 2026 issued by the Company to certain holders thereof under the 2026 Notes Indenture on the 2026 Notes Issue Date.

“2026 Notes Indenture” means that certain indenture among the Company, the Guarantors and the Trustee, dated as of December 15, 2016, as amended, supplemented and modified by that certain First Supplemental Indenture, dated as of July 17, 2018, that certain Second Supplemental Indenture, dated as of March 24, 2020, that certain Third Supplemental Indenture, dated as of March

29, 2021, and that certain Fourth Supplemental Indenture, dated as of June 24, 2021, as may be further amended, supplemented and modified.

“2026 Notes Issue Date” means December 15, 2016.

“2029 Notes” means those certain 4.500% senior notes due 2029 issued by the Company to certain holders thereof under the 2029 Notes Indenture on the 2029 Notes Issue Date.

“2029 Notes Indenture” means that certain indenture among the Company, the Guarantors and the Trustee, dated as of October 22, 2019, as amended, supplemented and modified by that certain First Supplemental Indenture, dated as of March 24, 2020, that certain Second Supplemental Indenture, dated as of March 29, 2021, and that certain Third Supplemental Indenture, dated as of June 24, 2021, as may be further amended, supplemented and modified.

“2029 Notes Issue Date” means October 22, 2019.

“2031 Notes” means those certain 4.000% senior notes due 2031 issued by the Company to certain holders thereof under the 2031 Notes Indenture on the 2031 Notes Issue Date.

“2031 Notes Indenture” means that certain indenture among the Company, the Guarantors and the Trustee, dated as of March 17, 2021, as amended, supplemented and modified by that certain First Supplemental Indenture, dated as of June 24, 2021, as may be further amended, supplemented and modified.

“2031 Notes Issue Date” means March 17, 2021.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in “Exchange Offer; Registration Rights.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, including by means of a Sale and Leaseback Transaction, but other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Merger, Consolidation or Sale of Assets” and not by the provisions of the “Offer to Repurchase by Application of Excess Proceeds of Asset Sales” covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having an aggregate fair market value of less than $250.0 million; or (b) results in aggregate net proceeds to the Company and its Subsidiaries of less than $250.0 million;

(2) a transfer of assets (a) between or among the Company and its Restricted Subsidiaries, (b) by a Restricted Subsidiary to the Company or any of its Restricted Subsidiaries or (c) by the Company or any of its Restricted

Subsidiaries to any Restricted Subsidiary of the Company that is not a Restricted Subsidiary if, in the case of this clause (c), the Company or the Restricted Subsidiary, as the case may be, either retains title to or ownership of the assets being transferred or receives consideration at the time of such transfer at least equal to the fair market value of the transferred assets;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) the sale, transfer or discount of any receivables pursuant to a Receivables Financing that is otherwise permitted by the Indenture;

(5) any Permitted Investment or any Restricted Investment that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Investments”;

(6) a disposition of inventory in the ordinary course of business or a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;

(7) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company governed by, and made in accordance with, “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(8) the grant of Liens permitted by the covenant described under “—Certain Covenants—Liens” above;

(9) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) any restructuring, regardless of whether accomplished by liquidation, contribution, distribution, merger or any other technique, whereby the ownership of Foreign Subsidiaries is changed, so long as each such Foreign Subsidiary that is a Restricted Subsidiary of the Company prior to such restructuring remains, directly or indirectly, a Restricted Subsidiary of the Company after such restructuring; and

(11) any payment or distribution on the account of the Company’s Equity Interests or to the direct or indirect holders of the Company’s Equity Interests and any purchase, redemption or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company, in each case not otherwise prohibited by the Indenture.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the Notes, compounded on a semi annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Average Net Indebtedness” means the average of the Net Indebtedness of the Company at the end of each of the four fiscal quarters comprising the Reference Period for which the Leverage Ratio is being calculated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, as to any Person, the board of directors, manager, member or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person (or any duly authorized committee thereof) and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other ownership interest that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized (a) under the laws of the United States or any state thereof, (b) under the laws of any member state of the European Union or political subdivision thereof or (c) under the laws of any other sovereign nation or political subdivision thereof not targeted for sanctions by the Office of Foreign Assets Control of the U.S. Department of Treasury, in each case to the extent having combined capital and surplus of not less than $300,000,000;

(3) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;

(7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; or

(8) money market funds that (a) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (b) are rated AAA by S&P and Aaa by Moody’s and (c) have portfolio assets of at least $5,000,000,000.

“Change of Control” means the occurrence of any of the following:

(l) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) the consolidation or merger of the Company with or into any Person, or the consolidation or merger of any Person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, excluding any such transaction where the Voting

Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations and Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, writedowns or reserves with respect to accounts receivable or inventory) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (or minus)

(4) for purposes of calculating the Fixed Charge Coverage Ratio only, any non-recurring expenses or losses (or income or gains); minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (other than restrictions in effect on the 2018 Notes Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is (a) accounted for by the equity method of accounting or is not a Restricted Subsidiary or (b) an Unrestricted Subsidiary shall, in each case, be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in effect on the 2018 Notes Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”); and

(3) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Total Assets” of the Company as of any date means all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries on the last day of the fiscal quarter immediately preceding such date for which internal financial statements are available at the time of calculation, after giving pro forma effect to all transactions occurring subsequent to the end of such fiscal quarter and on or prior to such date of calculation which gave or gives rise to the need to calculate Consolidated Total Assets.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of July 5, 2018, by and among the Company, the subsidiary borrowers parties thereto and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:

(1) the Credit Agreement; and

(2) one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Domestic Restricted Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Common Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Exchange Notes” has the meaning set forth in “Exchange Offer; Registration Rights.”

“Exchange Offer” has the meaning set forth in “Exchange Offer; Registration Rights.”

“Exclusive Agency and Marketing Agreement” means the Third Amended and Restated Exclusive Agency and Marketing Agreement between The Scotts Company LLC and Monsanto Company, dated as of September 30, 1998 (as amended and restated as of August 1, 2019), as the same may be amended, modified, restated, extended, renewed or replaced from time to time.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the 2026 Notes, the 2029 Notes, the 2031 Notes and the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be accounted for as a finance lease on a balance sheet in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated Cash Flow of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or otherwise repays any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) or issues or redeems preferred stock, in each case, after the end of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or other repayment of Indebtedness, or such issuance or redemption of preferred stock and all other such incurrences, assumptions, Guarantees, redemptions, repayments or issuances that occurred after the first day of the Reference Period and on or prior to the Calculation Date, in each case, as if the same had occurred at the beginning of the Reference Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions or Investments outside the ordinary course of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations and Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and other non-cash amortization; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means, with respect to the Company, any Subsidiary that was not formed under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date. Notwithstanding the foregoing, for all purposes of financial calculations with respect to accounting for leases as either operating leases or capital leases, the impact of FASB ASC 840 and FASB ASC 842 or any subsequent pronouncement having similar effect shall be disregarded.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1) each Restricted Subsidiary of the Company on the date of the Indenture, except for Foreign Subsidiaries and Scotts Global Services, Inc., an Ohio corporation; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:

(1) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the ordinary course of business;

(2) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments;

(3) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (other than to the extent secured by cash or Cash Equivalents);

(4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(5) all Finance Lease Obligations of such Person (but excluding obligations under operating leases);

(6) the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination;

(7) any Hedging Obligations of such Person at the time of determination;

(8) any Attributable Indebtedness; and

(9) all obligations of the types referred to in clauses (1) through (8) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions.

For purposes of the foregoing:

(a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;

(b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;

(c) the amount of any Indebtedness described in clause (9)(A) above shall be the maximum liability under any such Guarantee;

(d) the amount of any Indebtedness described in clause (9)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the fair market value of such property or other assets; and

(e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

“Initial Purchasers” means Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, BofA Securities, Inc., Fifth Third Securities, Inc., Rabo Securities USA, Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC, Citizens Capital Markets, Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc., Truist Securities, Inc., HSBC Securities (USA) Inc. and PNC Capital Markets LLC.

“Interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Investment Grade Rating” means a debt rating of the Notes of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the covenant described above under the caption “Certain Covenants—Unrestricted Subsidiaries.”

“Issue Date” means the date of first issuance of the Notes under the Indenture.

“Joint venture” means any joint venture which is, directly or indirectly, engaged primarily in a Related Business, and the Equity Interests of which are owned by the Company and/or any of its Restricted Subsidiaries and/or one or more Persons other than the Company and/or any of its Affiliates.

“Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (i) Average Net Indebtedness of such Person on such date to (ii) Consolidated Cash Flow of such Person for the period of four consecutive fiscal quarters ending on such date (for purposes of this definition and the definition of Average Net Indebtedness, the “Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or otherwise repays any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement), or issues or redeems preferred stock, or makes any Specified Payment, in each case, after the end of the Reference Period and on or prior to the date of the event for which the calculation of the Leverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to (x) such incurrence, assumption, Guarantee, redemption or other repayment of Indebtedness, or (y) such issuance or redemption of preferred stock, or (z)

such Specified Payment (including the incurrence of Indebtedness (without duplication of any incurrence included pursuant to the foregoing clause (x)) or the use of cash to fund such Specified Payment) and (I) all other such incurrences, assumptions, Guarantees, redemptions, repayments or issuances that occurred after the first day of the Reference Period and on or prior to the Calculation Date and (II) all other Specified Payments that occurred after the end of the Reference Period and on or prior to the Calculation Date, in each case, as if the same had occurred at the beginning of the Reference Period.

In addition, for purposes of calculating the Leverage Ratio:

(1) acquisitions, dispositions or Investments outside the ordinary course of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) in giving pro forma effect to a Specified Payment, to the extent that the Specified Payment would have exceeded the amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries that would have been available to fund such Specified Payment as of any date that Net Indebtedness is calculated, the amount of such excess shall be deemed to have been funded by additional Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means (1) any acquisition or other Investment, including by way of purchase, merger, amalgamation, arrangement or consolidation or similar transaction (which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) by the Company or one or more of its Restricted Subsidiaries, whose consummation is not conditioned upon the availability of, or on obtaining, third party financing and (2) any Asset Sale or a disposition excluded from the definition of Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

(2) any non-cash expenses attributable to grants or exercises of employee stock options.

“Net Indebtedness” means, in respect of any Person at any date, (a) the aggregate outstanding principal amount of all Indebtedness for borrowed money of such Person and its Restricted Subsidiaries at such date, plus (b) all other items which would properly be included as indebtedness, determined in accordance with GAAP, on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, minus (c) unrestricted cash and Cash Equivalents set forth on the consolidated balance sheet of such Person and its Restricted Subsidiaries as at such date.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Opinion of Counsel” means a written opinion from legal counsel, who may be internal counsel for the Company, or who is otherwise reasonably acceptable to the Trustee, complying with certain provisions in the Indenture.

“Permitted Additional Restricted Investment” means additional Restricted Investments made by the Company, if before and after giving pro forma effect to such Restricted Investment, the Leverage Ratio of the Company as of the end of the most recently ended fiscal quarter for which internal financial statements are available is less than 3.25:1.00.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) investments in accounts or notes receivable acquired in the ordinary course of business;

(7) [intentionally omitted;]

(8) any payment by the Company or any of its Restricted Subsidiaries pursuant to the Exclusive Agency and Marketing Agreement;

(9) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(10) Investments in securities received in settlement of obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers; and Investments made in settlement or exchange for extensions of trade credit (including trade receivables) by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be;

(11) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(12) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at any time outstanding, not to exceed $600.0 million; and

(14) Investments in joint ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (x) $600.0 million and (y) 20% of Consolidated Total Assets.

“Permitted Liens” means:

(1) Liens securing Indebtedness under Credit Facilities (and any Liens securing cash management obligations, hedging obligations and not more than $50.0 million aggregate principal amount of bilateral letters of credit (in the aggregate) that are secured under the documentation providing for such Credit Facilities) incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition;

(5) Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets financed with such Indebtedness and additions and improvements thereon;

(6) Liens existing on the date of the Indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8) Liens securing Indebtedness or trade payables and any related obligations; provided that the aggregate amount of Indebtedness and trade payables secured by this clause (8) shall not exceed $300.0 million at any one time outstanding;

(9) Liens securing Attributable Indebtedness under Sale and Leaseback Transactions incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Sale and Leaseback Transactions”; provided that the aggregate amount of Attributable Indebtedness secured by this clause (9) shall not exceed $300.0 million at any one time outstanding;

(10) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and any other Liens imposed by operation of law which do not materially affect the Company’s ability to perform its obligations under the Notes and the Indenture;

(11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(18) leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

(19) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20) rights of banks to set off deposits against debts owed to said bank;

(21) Liens on securities and cash securing Hedging Obligations incurred pursuant to clause (7) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(22) Liens arising from licensing agreements granted in the ordinary course of business and consistent with past practices which do not materially interfere with the ordinary conduct of business of the Company and its Restricted Subsidiaries; and

(23) Liens on accounts receivable originated by the Company and its Restricted Subsidiaries, any related assets and proceeds thereof that are sold, conveyed or otherwise transferred pursuant to a Receivables Financing permitted pursuant to clause (10) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.

During any Suspension Period, the relevant clauses of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed to be in effect solely for purposes of determining the amount available under clauses (1) and (5) above.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the

Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereto);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Refinanced Indebtedness, and the portion, if any, of the Permitted Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes;

(3) if the Refinanced Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(4) such Indebtedness shall not be incurred by a Restricted Subsidiary that is not a Guarantor to refinance debt of the Company or a Guarantor; and

(5) the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem or refinance the Refinanced Indebtedness, unless, in the case of a redemption or refinancing, the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within six months of the incurrence of the Refinancing Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).

“Principals” means the Hagedorn Partnership, L.P. and the general partners of the Hagedorn Partnership, L.P. on the Issue Date and, in the case of such individuals, their respective executors, administrators and heirs and their families and trusts for their benefit.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.

“Receivables Financing” means, with respect to the Company or any of its Restricted Subsidiaries, any discounting, factoring or securitization arrangement pursuant to which the Company or any Restricted Subsidiary sells, conveys or otherwise transfers to a Restricted Subsidiary or any other Person, or grants a security interest in, any accounts receivable originated by the Company or such Restricted Subsidiary, as the case may be, together with any related assets, or pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments may be secured by such accounts receivable and related assets.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers, as amended, supplemented or modified from time to time, and any similar agreement entered into in connection with the issuance of any Additional Notes.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related thereto.

“Related Party” with respect to any Principal means any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., a New York corporation, or any successor rating agency.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.

“Specified Payments” means Permitted Investments pursuant to clauses (13) and (14) of the definition of “Permitted Investments” and any Restricted Investments pursuant to the first paragraph and clauses (1) and (2) of the covenant “—Certain Covenants—Restricted Investments,” in each case, to the extent made in cash.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereto); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereto).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation after the date of the Indenture of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

If a Guarantor is designated as an Unrestricted Subsidiary, the Subsidiary Guarantee of that Guarantor shall be released. If an Unrestricted Subsidiary becomes a Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor in accordance with the terms of the Indenture. Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period.

On the Issue Date, The Scotts Miracle-Gro Foundation, a 501(c)(3) Ohio corporation, is an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the exchange of the original notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes acquired by holders pursuant to the exchange offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, in each case as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the exchange of the original notes for the exchange notes and the ownership and disposition of the exchange notes.

This discussion deals only with original notes and exchange notes that are held as capital assets by a holder who exchanges original notes for exchange notes pursuant to the exchange offer. This discussion does not purport to address all U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, banks and other financial institutions, insurance companies, regulated investment companies, tax-exempt entities, qualified retirement plans, governmental entities, dealers in securities or foreign currency, real estate investment trusts, thrifts, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, U.S. holders that hold original notes or exchange notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate the recognition of any item of income as a result of such income being included on an applicable financial statement, U.S. expatriates and former long-term residents of the United States or persons that hold original notes or exchange notes as part of a hedge, wash sale, conversion transaction, straddle or other risk reduction transaction. Moreover, this discussion does not address the effect of any alternative minimum tax, the Medicare tax on investment income, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes).

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of original notes or exchange notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering the exchange of original notes for exchange notes, you should consult your own tax advisor about the tax consequences of exchanging the original notes for the exchange notes and owning and disposing of the exchange notes.

Holders considering the exchange of original notes for exchange notes should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or non-U.S. tax laws and tax treaties.

Exchange Offer

The exchange of the original notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Consequently, a holder will not recognize gain or loss upon receipt of an exchange note in exchange for an original note. The holding period of an exchange note will include the holding period of the original note exchanged for such exchange note, and the initial tax basis of an exchange note will be the same as the adjusted tax basis in the exchanged original note immediately before the exchange.

Effect of Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts on the exchange notes that are in excess of the stated interest on, or principal amount of, the exchange notes and/or the timing of payments on the exchange notes may be affected. See, for example, “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control.” This may cause the exchange notes to be subject to special rules for debt instruments with contingent payments unless, as of the issue date of the original notes, such contingencies, in the aggregate, are considered “remote” and/or “incidental” or, in the alternative, a contingency is deemed not to occur under the applicable U.S. Treasury Regulations. We intend to take the position that such contingencies should be treated as remote and/or incidental, as of the issue date of the original notes, within the meaning of the applicable U.S. Treasury Regulations and, accordingly, we do not intend to treat the exchange notes as contingent payment debt instruments. Under applicable U.S. Treasury Regulations, our determination that such contingencies are remote and/or incidental is binding on all holders of the exchange notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position that, if sustained, could require holders subject to U.S. federal income taxation to accrue ordinary interest income on the exchange notes at a rate in excess of the rate of stated interest and to treat any gain recognized on a sale or other taxable disposition of an exchange note as ordinary interest income rather than as capital gain. The remainder of this discussion assumes that the exchange notes are not contingent payment debt instruments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of an original note or exchange note and, for U.S. federal income tax purposes, you are:

•an individual who is a citizen or a resident of the United States;

•a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Exchange Notes

Interest on the exchange notes generally will be taxable to a U.S. holder as ordinary interest income at the time such interest is received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that was less than its principal amount, the amount of the difference will be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an original note will carry over to the exchange note received in exchange for such original note. The amount of any market discount will be treated as de minimis and will be disregarded if it is less than one-quarter of one percent (0.25%) of the principal amount of the original note, multiplied by the number of complete years to maturity at the time that such original note was purchased by the U.S. holder. The rules described below do not apply to a U.S. holder who purchased an original note that has de minimis market discount.

Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, redemption, retirement or other taxable disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the original note or the exchange note) that has not previously been included in income. If a U.S. holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. holder will be required to include any accrued market discount as ordinary income as if the U.S. holder had sold the exchange note at its then fair market value. In addition, a U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the original note or the exchange note received in exchange for the original note.

Market discount accrues ratably during the period from the date on which a U.S. holder acquired the original note through the maturity date of the exchange note (for which the original note was exchanged), unless the U.S. holder makes an irrevocable election to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. holder elects to include market discount in income currently, the U.S. holder’s adjusted tax basis in an exchange note will be increased by any market discount included in income. A U.S. holder’s election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year in which the election is made and may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors before making this election.

Amortizable Bond Premium

If a U.S. holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an original note will carry over to the exchange note received in exchange for such original note. A U.S. holder generally may elect to amortize bond premium over the remaining term of an exchange note on a constant yield method. In such case, the U.S. holder will reduce the amount required to be included in income each year with respect to interest on the exchange note by the amount of amortizable bond premium allocable to such year. Because we may call the notes under certain circumstances at a price in excess of their principal amount, the deduction for amortizable bond premium may be reduced or delayed. A U.S. holder’s election to amortize bond premium on a constant yield method, once made, applies to all taxable bonds held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year for which the election is made and may not be revoked without the consent of the IRS.

If a U.S. holder elected to amortize bond premium on an original note, such election will carry over to the exchange note received in exchange for such original note. If a U.S. holder does not make this election, the U.S. holder will be required to include in gross income the full amount of interest on the exchange note in accordance with the U.S. holder’s regular method of accounting and will include the premium in the tax basis of the exchange note for purposes of computing the amount of any gain or loss recognized on a taxable disposition of the exchange note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange notes.

Disposition of the Exchange Notes

A U.S. holder generally will recognize capital gain or loss on a sale, redemption, exchange, retirement or other taxable disposition of an exchange note equal to the difference, if any, between (i) the amount realized on such disposition (excluding amounts attributable to any accrued but unpaid interest, which will be taxable as ordinary income to the extent the U.S. holder has not previously included such amounts in income) and (ii) the U.S. holder’s adjusted tax basis in the exchange note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition. A U.S. holder’s adjusted tax basis in an exchange note generally will equal the initial tax basis of such exchange note, increased by market discount previously included in gross income and decreased (but not below zero) by payments previously received other than interest payments and by amortized bond premium. Any such gain or loss will be long-term capital gain or loss if the holding period of the exchange note is more than one year at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of interest and the proceeds of a disposition (including a retirement or redemption) of exchange notes held by a U.S. holder may be reported to the IRS. These information reporting requirements, however, do not apply with respect to certain exempt U.S. holders, such as corporations.

Backup withholding (currently at a rate of 24%) may apply to payments of the foregoing amounts, unless the U.S. holder provides the applicable withholding agent with the U.S. holder’s taxpayer identification number, as well as certain other information, or otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a U.S. holder under the backup withholding rules will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, if any, and may entitle such U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of an original note or exchange note and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Exchange Notes

Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” payments of interest on the exchange notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax under the “portfolio interest” exemption if the non-U.S. holder properly certifies as to its non-U.S. status, as described below, and:

•the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•the non-U.S. holder is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•the non-U.S. holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us; and

•interest on the exchange notes is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder.

The portfolio interest exemption applies only if a non-U.S. holder appropriately certifies as to its non-U.S. status. A non-U.S. holder generally can meet this certification requirement by providing a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) to the applicable withholding agent. If a non-U.S. holder holds the exchange notes through a financial institution or other agent acting on such non-U.S. holder’s behalf, such non-U.S. holder may be required to provide appropriate certifications to its agent. Such agent then generally will be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to U.S. federal withholding tax, currently at a 30% rate, unless (i) the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) the payments of interest are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder meets the certification requirements described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”).

Disposition of the Exchange Notes

Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, redemption, exchange, retirement or other taxable disposition of an exchange note (other than amounts attributable to accrued and unpaid interest, which will be treated as described above under “—Interest on the Exchange Notes”) unless:

•the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business; or

•the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (see “—Income or Gain Effectively Connected with a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, unless an applicable income tax treaty provides otherwise, you generally will be subject to U.S. federal income tax at a flat 30% rate on the gain derived from the disposition, which may be offset by certain U.S.-source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the exchange notes or gain from a sale, redemption, exchange, retirement or other taxable disposition of the exchange notes by a non-U.S. holder is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as a U.S. holder (unless an applicable income tax treaty provides otherwise). If interest received with respect to the notes is effectively connected income then, unless an applicable income tax treaty provides otherwise, the U.S. federal withholding tax described above will not apply, assuming an appropriate certification is provided. A non-U.S. holder generally can meet the certification requirements by providing a properly executed IRS Form W-8ECI (or other applicable form) to the applicable withholding agent. In addition, if a non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of the non-U.S. holder’s earnings and profits that is attributable to such effectively connected income or gain, subject to certain adjustments, may be subject to a “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate).

Information Reporting and Backup Withholding

Payments to a non-U.S. holder of interest on an exchange note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS any may also be made available to the tax authorities of the country in which such non-U.S. holder is a tax resident under the provisions of an applicable income tax treaty or agreement. Backup withholding (currently at a rate of 24%) generally will not apply to payments of interest on an exchange note to a non-U.S. holder if the certification described in “—Interest on the Exchange Notes” above is provided by the non-U.S. holder, or the non-U.S. holder otherwise establishes an exemption.

Proceeds from a disposition (including a retirement or redemption) of an exchange note by a non-U.S. holder effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies as to its non-U.S. status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any proceeds from a disposition of an exchange note by a non-U.S. holder effected outside the United States by a non-U.S. office of a broker, unless such broker has certain connections to the United States, in which case information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records of the non-U.S. holder’s non-U.S. status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a non-U.S. holder under the backup withholding rules will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a U.S. federal withholding tax (separate and apart from, but without duplication of, the withholding tax described above), at a rate of 30% on payments of interest on, and the gross proceeds from a disposition (including a retirement or redemption) of, a debt instrument paid to certain non-U.S. entities, including certain foreign financial institutions and investment funds (including, in some instances, where such an entity is acting as an intermediary), unless such non-U.S. entity complies with certain withholding and reporting requirements regarding U.S. account holders and U.S. owners of such entity’s equity and debt. Pursuant to proposed U.S. Treasury Regulations (upon which taxpayers are permitted to rely until final U.S. Treasury Regulations are issued), this withholding tax generally will not apply to payments of gross disposition proceeds. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of the exchange notes may be eligible for a refund or credit of such taxes. Holders of the exchange notes should consult their own tax advisors regarding the new withholding and reporting provisions.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of exchanging the original notes for the exchange notes and owning and disposing of the exchange notes, including the consequences of any proposed change in applicable laws.

BOOK ENTRY, DELIVERY AND FORM

The Global Notes

The original notes were issued in the form of one or more notes in global form, without interest coupons (the “global notes”), as follows:

•notes sold to qualified institutional buyers (each, a “QIB”) under Rule 144A are represented by the Rule 144A global note;

•notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S are represented by the Regulation S global note; and

•any notes sold in the secondary market to institutional accredited investors will be represented by the Institutional Accredited Investor global note.

Upon issuance, each of the global notes representing the original notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The exchange notes will also be issued in the form of one or more global notes that will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note will initially be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on behalf of the owners of such interests.

Investors may hold their interests in the Regulation S global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Each global note and beneficial interests in each global note will be subject to restrictions on transfer as described under “Notice to Investors.”

Exchanges among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to the Institutional Accredited Investor global note, the trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Pursuant to the terms of the indenture governing the notes, upon our satisfaction that the notes are no longer required to bear a restricted Securities Act legend in order to maintain compliance with the Securities Act, we may, at our option take the necessary action such that holders of notes bearing a restricted Securities Act legend may automatically exchange such notes for notes that do not bear a restricted Securities Act legend at any time on or after the 366th calendar day after the issue date of the notes.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. None of the Company, the trustee, or the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•a limited purpose trust company organized under the laws of the State of New York;

•a “banking organization” within the meaning of the New York State Banking Law;

•a member of the Federal Reserve System;

•a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations; and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•will not be entitled to have notes represented by the global note registered in their names;

•will not receive or be entitled to receive physical, certificated notes; and

•will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•certain other events provided in the indenture should occur.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for the one-year period following the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of the original issuance of the exchange notes, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year following the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and disbursements of one counsel for the initial purchasers of the original notes). We also have agreed to indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the validity of the exchange notes will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we filed with the SEC registering the offering and issuance of the exchange notes. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the exchange notes that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the exchange notes.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the SEC’s website at www.sec.gov.

In addition, our common shares are listed on the New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Our website addresses are www.scotts.com and www.scottsmiraclegro.com. We make available, free of charge, on or through our websites, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our websites are not part of this prospectus, and the reference to our websites do not constitute incorporation by reference in this prospectus of the information contained at those sites.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus information that we file with the SEC. This means that we may disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is an important part of this prospectus. We incorporate by reference the following document that we have previously filed with the SEC (except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules):

•our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as filed with the SEC on November 23, 2021.

We are also incorporating by reference in this prospectus all other documents (other than information furnished on Current Reports on Form 8-K under Item 2.02 or 7.01 and exhibits filed with such reports that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on or after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and (2) on or after the date of this prospectus and prior to the termination or completion of the offering of exchange notes under this prospectus.

Any statements contained in this prospectus or in documents incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this prospectus (including exhibits specifically incorporated by reference in those documents). Written or telephone requests should be directed to:

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041
Attention: General Counsel
(937) 644-0011

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide information other than that provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

$400,000,000

The Scotts Miracle-Gro Company

________________________

Offer to exchange

any and all outstanding 4.375% Senior Notes due 2032
for
an equal principal amount of 4.375% Senior Notes due 2032 which have been registered under the Securities Act of 1933, as amended

________________________

PROSPECTUS

________________________

December 22, 2021